Exhibit 4.27

Execution Version

COMMON TERMS AGREEMENT

Dated as of March 28, 2016

Among

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA.
as Borrower

ARCOS DORADOS HOLDINGS INC.
ARCOS DEL SUR S.R.L.
as Initial Guarantors

CITIBANK, N.A.
as Administrative Agent

and

CITIBANK, N.A.
BANK OF AMERICA N.A.
ITAU BBA INTERNATIONAL PLC
JPMORGAN CHASE BANK, N.A.
BANCO SANTANDER (BRASIL) S.A., CAYMAN ISLANDS BRANCH
as Initial Lenders

TABLE OF CONTENTS

- i -

Exhibit A	Form Notice of Borrowing
Exhibit B	Form of Brazilian Promissory Note
Exhibit C	Form of Solvency Certificate
Exhibit D	Form of Loan Agreement
Exhibit E	Form of Officer’s Certificate
Exhibit F	Form of Assignment and Assumption Certificate
Exhibit G	Form of NY Promissory Note
Schedule I	Amortization Schedule
Schedule II	List of Restaurants
Schedule III	Addresses for Notices

- ii -

COMMON TERMS AGREEMENT

This Common Terms Agreement (“Agreement”), dated as of March 28, 2016, is entered by and among Arcos Dourados Comércio de Alimentos Ltda., a company organized and existing under the laws of Brazil (the “Borrower”), Arcos Dorados Holdings Inc., a company incorporated and existing under the laws of the British Virgin Islands (“Arcos Dorados”), Arcos del Sur S.R.L., a limited liability company organized and existing under the laws of Uruguay (“Arcos Del Sur” and, together with Arcos Dorados, the “Initial Guarantors”), each of the Lenders that is a signatory hereto under the caption “Lenders” on the signature pages hereto (each an “Initial Lender”) and each other Person that becomes a “Lender” after the date hereof (all such other Persons that become “Lenders” after the date hereof, together with the Initial Lenders, collectively, the “Lenders”), and Citibank, N.A., as the administrative agent for the Lenders (the “Administrative Agent”).

WHEREAS, the Borrower has requested that the Lenders provide Advances (as defined below) in the amount set forth in Section 2 upon the terms and subject to the conditions set forth in this Agreement and the Loan Agreements (as defined below) the proceeds of which will be used to partially refinance certain indebtedness of Arcos Dorados;

WHEREAS, the Borrower and each of the Swap Providers (as defined below) intend to enter into a Swap Agreement (as defined below) to hedge interest rate and foreign exchange risks associated with the Advances;

WHEREAS, the Initial Guarantors are willing to guarantee the obligations under this Agreement and the other Transaction Documents and to make certain representations, warranties and covenants to the Lenders and Swap Providers to induce them to enter into the Transaction Documents to which each is a party;

NOW THEREFORE, in consideration of the premises set forth herein, the Lenders, the Administrative Agent, the Borrower and the Initial Guarantors (referred to collectively herein as the “Parties”) hereby agree as follows:

Section 1. Definitions and Interpretative Matters.

(a)          As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Adjusted Net Debt to EBITDA Ratio:	With respect to the Borrower and its Subsidiaries, as of any determination date, determined on a consolidated basis in accordance with Applicable GAAP, (a) Consolidated Net Debt divided by (b) Consolidated EBITDA, it being understood that, notwithstanding any requirements of Applicable GAAP to the contrary, the determination of Consolidated Net Debt for purposes of determining compliance with the Adjusted Net Debt to EBITDA Ratio shall exclude any intercompany loans between the Borrower and any of its Subsidiaries provided that the rights of any Subsidiary that has made an intercompany loan to the Borrower shall be subordinated in right of payment to the obligations of the Borrower under this Agreement and the other Transaction Documents.

Advance:	Each disbursement made by a Lender in accordance with Section 2 and the provisions of the applicable Loan Agreement, or as the context may require, the principal amount of such disbursement from time to time outstanding (collectively, the Advances).

Affiliate:	Of any Person, means any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

Amortization Schedule:	For each Advance, the dates and the amounts specified in Schedule I on which the repayment installments of principal of such Advance shall become due and payable.

Anti-corruption Laws:	All laws, rules or regulations concerning bribery or corruption of any jurisdiction applicable to the Obligors or any of their Affiliates in effect from time to time, including, without limitation, those of Brazil, Uruguay and British Virgin Islands, the U.K. Bribery Act and the U.S. Foreign Corrupt Practices Act of 1977.

Appointment Letter:	Has the meaning set forth in Section 15(a).

Applicable GAAP:	As to each Obligor, generally acceptable accounting principles applicable to the preparation of the financial statements of such Obligor.

Approved Electronic Platform:	Has the meaning set forth in Section 37(a).

Bail-In Action:	The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation:	(a) At any time, the then applicable Commission Delegated Regulation (if any) supplementing the Bank Recovery and Resolution Directive in relation to Article 55 thereof, and (b) with respect to any EEA Member Country implementing Article 55 of the Bank Recovery and Resolution Directive, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Bank Recovery and Resolution Directive:	The Directive 2014/59/EU of the European Parliament and of the Council of the European Union.

Brazil:	The Federative Republic of Brazil.

Brazilian Account Manager:	Itau Unibanco S.A.

Brazilian Promissory Note:	Each Brazilian law promissory note issued in substantially the form of Exhibit B of this Agreement by the Borrower and the Initial Guarantors to each Lender in an amount equal to 120% of each Lender’s Advance.

Break-Funding Costs:	Such amount or amounts as shall be sufficient (in the reasonable opinion of the Lenders) to compensate each Lender for (a) (i) its cost of obtaining funds for the Advances for the period from the date of the event triggering the payment of Break-Funding Costs to the last day of the Interest Period in effect (or that would have been in effect) for such Advance over (ii) the amount of interest likely to be realized by the Lender in redeploying the funds released or not utilized by reason of the event triggering the payment of Break-Funding Costs for such Interest Period, and (b) any loss, cost or expense which the Lenders determine is attributable to the payment of the Advances or any part thereof other than on the originally scheduled payment date therefor (whether by reason of acceleration or otherwise), or any failure of the Borrower to prepay the Advances after providing notice of prepayment thereof to the Lenders, including, without limitation, in each such case, (x) any loss or expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits or other funds from third parties acquired to effect or maintain the Advances or any part thereof, and (z) unwinding costs and expenses (i) required to be paid by the Borrower under the Swap Agreements upon total or partial termination thereof and (ii) incurred by such Lender in order to hedge all or any part of any Advance bearing Fixed Interest Rate (as defined in the Loan Agreements) upon total or partial repayment of such Advance.

Business Day:	Any day that is not a Saturday, Sunday or other day on which commercial banks in New York, United States, George Town, Cayman Islands or the City of São Paulo, State of São Paulo, Brazil are authorized or required by law to remain closed, provided that the term "Business Day" shall also exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London interbank market.

Capital Lease Obligations:	Of any Person, means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under Applicable GAAP, and the amount of such obligations shall be the capitalized amount thereof, determined in accordance with Applicable GAAP.

Capital Stock:	With respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated and whether or not voting) of equity of such Person, including each class of Common Stock, Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into such equity.

CDI Rate:	On any determination date, the prevailing daily average rate quote of the Interbank Market – Taxa DI Over Extra Grupo, calculated and published daily by CETIP S.A. – Mercados Organizados in Brazil (or any successor thereof), on an annualized basis.

Central Bank:	The Brazilian Central Bank (Banco Central do Brasil) or any successor entity.

Change in Law:	The occurrence, after the date hereof, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the official administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any official request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law, regardless of the date enacted, adopted or issued.

Change of Control:

The occurrence of one or more of the following events:

(a) the Permitted Holders cease to be the “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of at least 30.0% of the voting power of the Voting Stock of the Borrower, Arcos Dorados or the Master Franchisee;

(b) individuals appointed by the Permitted Holders cease for any reason to constitute a majority of the members of the Board of Directors of the Borrower, Arcos Dorados or the Master Franchisee;

(c) the sale, conveyance, assignment, transfer, lease or other disposition of all or substantially all of the assets of the Borrower, the Guarantors or the Master Franchisee, determined on a consolidated basis, to any “person” (as defined in Sections 13d and 14d under the Exchange Act), whether or not otherwise in compliance with this Agreement, other than a Permitted Holder; or

(d) the approval by the holders of Capital Stock of the Borrower, Arcos Dorados or the Master Franchisee of any plan or proposal for the liquidation or dissolution of any such Person, whether or not otherwise in compliance with this Agreement.

Closing Date:	The date of this Agreement.

Collateral:	The property of the Borrower from time to time subject to the Liens created and perfected pursuant to the Fiduciary Assignment of Receivables as security for the obligations of the Lenders, the Swap Providers and the Administrative Agent under the Transaction Documents, including the security interest (fiduciary assignment or cessão fiduciária) over the Receivables (as defined below) and the Collateral Account granted pursuant to the Fiduciary Assignment of Receivables.

Collateral Account:	The bank account established with the Brazilian Account Manager in the City of São Paulo, State of São Paulo, Brazil and denominated in Reais, in which the proceeds of the Receivables shall be deposited in accordance with the Fiduciary Assignment of Receivables.

Collateral Coverage Ratio:	Has the meaning assigned to the term “Índice de Cobertura da Garantia” under the Fiduciary Assignment of Receivables.

Commitment:	For each Lender, the obligation of such Lender to make a single Advance in an aggregate amount set opposite the name of such Lender in Exhibit A to the applicable Loan Agreement.

Common Stock:	With respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the date of this Agreement or issued after the date of this Agreement, and includes, without limitation, all series and classes of such common equity interests.

Confidential Information:	Information that the Borrower furnishes to the Lenders as set forth in Section 26.

Consolidated EBITDA:

With respect to any Person, for any period, determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with Applicable GAAP, Consolidated Net Income of such Person for such period, plus the following (without duplication) to the extent deducted or added in calculating such Consolidated Net Income:

(1) Consolidated Interest Expense for such Person for such period;

(2) Consolidated Income Tax Expense for such Person for such period;

(3) Consolidated Non-cash Charges for such Person for such period;

(4) any non-operating and/or non-recurring charges, expenses or losses of such Person and its Subsidiaries for such period; and

(5) the amount of loss on any sale of accounts receivables and related assets to a Securitization Subsidiary in connection with a Permitted Receivables Financing;

less (x) all non-cash credits and gains increasing Consolidated Net Income for such Person for such period, (y) all cash payments made by such Person and its Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period and (z) non-operating and/or non-recurring income or gains (less all fees and expenses related thereto) increasing Consolidated Net Income of such Person and its Subsidiaries for such period.

Notwithstanding the foregoing, the items specified in clauses (1) and (3) above for any Subsidiary will be added to Consolidated Net Income in calculating Consolidated EBITDA for any period:

(a) in proportion to the percentage of the total Capital Stock of such Subsidiary held directly or indirectly by such Person at the date of determination; and

(b) to the extent that a corresponding amount would be permitted at the date of determination to be distributed to such Person by such Subsidiary pursuant to its charter and bylaws and each law, regulation, agreement or judgment applicable to such distribution.

Consolidated EBITDA to	With respect to any Person, as of any determination date, Consolidated EBITDA of such Person for the period of four consecutive fiscal

Consolidated Interest Expense Ratio	quarters ending on such day, divided by Consolidated Interest Expense of such Person for such period.

Consolidated Income Tax Expense:	With respect to any Person, for any period, the provision for federal, state, local and any other income taxes payable by such Person for such period as determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with Applicable GAAP.

Consolidated Interest Expense:

With respect to any Person, for any period, the sum (without duplication), determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with Applicable GAAP, of:

(1) the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with Applicable GAAP, including, without limitation, the following (whether or not interest expense in accordance with Applicable GAAP):

(a) any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries in the form of additional Indebtedness;

(b) any amortization of deferred financing costs;

(c) the net costs under Hedging Obligations (including amortization of fees) in respect of Indebtedness or that are otherwise treated as interest expense or equivalent under Applicable GAAP; provided that if Hedging Obligations result in net benefits rather than costs, such benefits will be credited to reduce Consolidated Interest Expense unless, pursuant to Applicable GAAP, such net benefits are otherwise reflected in Consolidated Net Income;

(d) all capitalized interest;

(e) the interest portion of any deferred payment obligation;

(f) any premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by the Obligors or any of their Subsidiaries in connection with a Permitted Receivables Financing;

(g) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptances; and

(h) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on the assets of such Person or one of its Subsidiaries, whether or not such Guarantee or Lien is called upon; and

(2) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries during such period.

Consolidated Net Debt:	With respect to any Person, as of any date of determination, an amount equal to Indebtedness of such Person minus cash and cash equivalents and consolidated marketable securities recorded as current assets (except for any Capital Stock in such Person) of such Person, in each case determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with Applicable GAAP and as set forth in the most recent consolidated balance sheet of such Person and its consolidated Subsidiaries.

Consolidated Net Debt to Consolidated EBITDA Ratio	With respect to any Person, as of any determination date, Consolidated Net Debt of such Person as of the last day of its most recently ended fiscal quarter, divided by Consolidated EBITDA of such Person for the period of four consecutive fiscal quarters of such Person ending on such day.

Consolidated Net Income:

With respect to any Person, for any period, the aggregate net income (or loss) of such Person and its consolidated Subsidiaries (after deducting (or adding) the portion of such net income (or loss) attributable to minority interests in Subsidiaries of such Person) for such period determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with Applicable GAAP; provided that there will be excluded therefrom to the extent reflected in such aggregate net income (loss):

(1) net after-tax gains or losses from asset sale transactions or abandonments or reserves relating thereto;

(2) net after-tax items classified as extraordinary, special (reflected as a separate line item on a consolidated income statement prepared in accordance with Applicable GAAP) gains or losses or income or expense or charge including, without limitation, any severance expense, and fees, expenses or charges related to any offering of Capital Stock of such Person, any Investment, asset acquisition or Indebtedness;

(3) the net income (or loss) of any other Person (other than such Person and any Subsidiary of such Person); except that such Person’s equity in the net income of any such other Person will be included up to the aggregate amount of cash actually distributed by such other Person during such period to such Person or a Subsidiary of such Person as a dividend or other distribution; and except further that such Person’s equity in the net loss of any other Person will be included to the extent such loss has been funded with cash from such Person or a Subsidiary of such Person;

(4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date;

(5) any gain (or loss) from foreign exchange translation or change in net monetary position;

(6) any net gain or loss (after any offset) resulting in such period from Hedging Obligations entered into for bona fide hedging purposes and not for speculative purposes; provided that the net effect on income or loss (including in any prior periods) will be included upon any termination or early extinguishment of such Hedging Obligations, other than any Hedging Obligations with respect to Indebtedness (that is not itself a Hedging Obligation) and that are extinguished concurrently with the termination or other prepayment of such Indebtedness; and

(7) the cumulative effect of changes in accounting principles.

Consolidated Net Worth:	With respect to any Person, as of any date of determination, the total shareholder’s equity (or total assets minus total liabilities) of such Person, based on the consolidated balance sheet of such Person and its consolidated Subsidiaries as of such date, determined on a consolidated basis for such Person and its consolidated Subsidiaries in accordance with Applicable GAAP.

Consolidated Non-cash Charges:	With respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses or losses of such Person and its consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with Applicable GAAP (excluding any such charge which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).

Consolidated Total Assets:	As of any date of determination, the total assets shown on the consolidated balance sheet of Arcos Dorados and its consolidated Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with Applicable GAAP, calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of business or operations by Arcos Dorados or any of its consolidated Subsidiaries subsequent to the date of such balance sheet and on or prior to the date of determination.

Contingent Obligation:	As to any Person, (without duplication): (a) a guarantee, an indemnity obligation in respect of a guarantee or performance bond (including a fiança), an endorsement or an aval, (b) a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, any Indebtedness, other obligations, net worth, working capital or earnings of any Person, (c) an agreement to purchase, sell or lease (as lessee or lessor) Property or services, primarily in each case for the purpose of enabling a debtor to make payment of its obligations, or (d) an agreement to assure a creditor against loss; in each case including causing a bank or other Person to issue a letter of credit or other similar instrument for the benefit of any Person, but excluding endorsement for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith.

Control:	The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

CS L/C Documents:	Collectively (i) the security agreement dated as of August 3, 2007 made by certain affiliates of the Borrower party thereto and the pledge agreement dated as of August 3, 2007 made by certain affiliates of the Borrower party thereto; (ii) the irrevocable standby letter of credit issued on August 3, 2007, for the account of Arcos Dorados B.V. and the subsidiary guarantors identified thereto, for the benefit of McDonald’s Latin America LLC; and (iii) the Letter of Credit Reimbursement Agreement, dated as of August 3, 2007, between Arcos Dorados B.V. and Credit Suisse, Cayman Islands Branch, as issuing bank.

Debt Retention Amount:	Has the meaning assigned to the term “Valor a ser Retido pelo Banco Depositário” under the Fiduciary Assignment of Receivables.

Default:	Any event, occurrence or condition which, or upon notice, lapse of time or both would constitute, an Event of Default.

Default Rate:	2% per annum to be paid in addition to the Interest Rate.

Disbursement Date:	The date on which (i) all of the conditions set forth in Section 8 are satisfied or waived by the Lenders and (ii) the Advances are made by the Lenders to the Borrower pursuant to the Loan Agreements, all of which shall occur not later than eight (8) Business Days after the Closing Date.

Disposition:	Has the meaning set forth in Section 10(b)(i).

Disqualified Capital Stock:	The portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof.

EEA Financial Institution:	Any of (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

EEA Member Country:	Any member state of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority:	Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

EHS Laws:	Any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance promulgated or entered into by any Governmental Authority relating to pollution or protection of the environment, health, safety and labor conditions or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of hazardous materials.

EHS Action:	Any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any EHS Law, EHS Permit, hazardous material or genetically modified organism, or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

EHS Permit:	Any permit, approval, identification number, license or other authorization required under any EHS Law.

Equity Interests:	Shares of the capital stock, partnership interests, membership interest in a limited liability company, beneficial interests in a trust or other equity interests or any warrants, options or other rights to acquire such interests but excluding any debt securities convertible into such Equity Interests.

EU Bail-In Legislation Schedule:	The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

Event of Default:	Has the meaning set forth in Section 11.

Excluded Liability:	Any liability that is excluded under the Bail-In Legislation from the scope of any Bail-In Action including, without limitation, any liability excluded pursuant to Article 44 of the Bank Recovery and Resolution Directive.

Fair Market Value:	With respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets will be determined conclusively by the Board of Directors of Arcos Dorados acting in good faith, and will be evidenced by a board resolution.

FATCA:	Sections 1471 through 1474 of the U.S. Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any applicable intergovernmental agreement with respect thereto and applicable official implementing guidance thereunder.

Federal Funds Effective Rate:	For any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time as an overnight bank funding rate and published on the next succeeding

Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

Fiduciary Assignment of Receivables	The “Instrumento Particular de Contrato de Constituição de Propriedade Fiduciária Sobre Direitos Creditórios e de Prestação de Serviços de Custódia de Recursos Financeiros” entered into on or prior to the Disbursement Date among the Borrower, the Lenders and the Swap Providers.

Franchise Documents:	The Master Franchise Agreements and any other documents pursuant to which Arcos Dorados or any of its Subsidiaries has acquired the right to operate any franchised restaurant in Argentina, Aruba, Brazil, Chile, Colombia, Costa Rica, Curacao, Ecuador, French Guiana, Guadeloupe, Martinique, Mexico, Panama, Peru, Puerto Rico, Trinidad and Tobago, Uruguay, Venezuela and the U.S. Virgin Islands of St. Thomas and St. Croix, as the same may be amended, restated, supplemented or otherwise modified from time to time.

Governmental Authority:	The government of the United States of America, Brazil, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantors:	The Initial Guarantors and any Person that becomes a Guarantor in accordance with Section 35.

Guaranteed Obligations:	Has the meaning set forth in Section 35(a).

Hedging Obligations:	The obligations of any Person pursuant to (i) any interest rate protection agreement, including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements and/or other types of hedging agreements designed to hedge interest rate risk of such Person, (ii) any foreign exchange contract, currency swap agreement or other similar agreement as to which such Person is a party designed to hedge foreign currency risk of such Person, or (iii) any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement as to which such Person is a party designed to manage commodity risk of such Person.

Increased Costs:	Has the meaning set forth in Section 7.

Indebtedness:

For any Person (without duplication):

(a) the principal amount (or, if less, the accreted value) of all obligations for borrowed money,

(b) obligations evidenced by bonds, debentures, notes or similar instruments (other than rental obligations under operating leases, whether or not evidenced by notes),

(c) obligations of such Person issued or assumed as the deferred purchase price of Property or services and obligations under any title retention agreement (excluding trade accounts payable in the ordinary course of business),

(d) reimbursement obligations in respect of letters of credit, banker’s acceptances or similar credit transactions (except to the extent they relate to trade payables in the ordinary course of business and such obligation is satisfied within twenty (20) Business Days of incurrence),

(e) indebtedness (excluding prepaid interest thereon) secured by any Lien on any Property of such Person, whether or not such liabilities have been assumed by such Person (the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such Property and the amount of the indebtedness so secured),

(f) Capital Lease Obligations,

(g) net obligations under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time),

(h) all liabilities recorded on the balance sheet of such Person in connection with a sale or other disposition of accounts receivable and related assets,

(i) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that

(i) if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price will be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined hereunder; and

(ii) if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value will be the Fair Market Value thereof;

(j) the amount of all Permitted Receivables Financings of such Person; and

(k) Contingent Obligations relating to any of the foregoing Indebtedness.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingency obligations at such date.

Indemnified Party:	Has the meaning set forth in Section 22.

Insolvency Event:	In relation to any Person shall mean that (a) such Person is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Person is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor, experto or sequestrator or the like has been appointed for such Person, or such Person has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

Interest Payment Date:	March 31, June 30, September 30 and December 31 of each year, starting on March 31, 2016.

Interest Period:	The period used as the basis of computation of interest on the Advances, beginning with and including the Disbursement Date and ending on but excluding the first Interest Payment Date; and each subsequent period from and including the immediately preceding Interest Payment Date and ending on but excluding the next Interest Payment Date.

Interest Rate:	For the Advance of each Lender, the interest rate set out in the Loan Agreement applicable to such Lender.

Investment:	With respect to any Person, any: (1) direct or indirect loan, advance or other extension of credit (including, without limitation, a Contingent Obligation) to any other Person (other than advances or extensions of credit to customers in the ordinary course of business); (2) capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person; or (3) any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

Lien:	Any mortgage, pledge, fiduciary assignment (alienação ou cessão fiduciária), hypothecation, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

Loan Agreements:	Each of the Loan Agreements entered into on or prior to the Disbursement Date among each of the Lenders, the Administrative Agent and the Borrower, substantially in the form of Exhibit D hereto.

Majority Lenders:	At any time, Lenders (i) having outstanding Advances representing more than 51% of the sum of the total outstanding Advances under the Loan Agreements at such time (not including Lenders not in full compliance with the applicable terms and conditions of the Transaction Documents) and (ii) so long as any of the Initial Lenders is a Lender under this Agreement at such time, constituting a majority of the Lenders holding outstanding Advances under the Loan Agreements at such time.

MasterCard:	The debit and credit card label managed by MasterCard Brasil Soluções de Pagamento Ltda. or any of its Affiliates.

Master Franchise Agreements:	The Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America LLC, Arcos Dorados B.V. and the other parties thereto, and the Second Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America LLC and Arcos Dorados B.V.

Master Franchisee:	LatAm, LLC, or any successor to its rights and obligations under the Amended and Restated Master Franchise Agreement, dated as of November 10, 2008 (as the same may be amended, restated, supplemented or otherwise modified from time to time), among McDonald’s Latin America LLC, Arcos Dorados B.V. and the other parties thereto.

Material Adverse Effect:	A material adverse effect on (a) the business, financial condition, results of operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, or any Guarantor and its respective Subsidiaries, taken as a whole, (b) the rights and remedies of the Administrative Agent or the Lenders under the Transaction Documents; or (c) the ability of the Borrower or any Guarantor to perform its obligations under the Transaction Documents.

Material Breach:	A Material Breach, as defined in the Master Franchise Agreements (without giving effect to any amendment, waiver, restatement, modification, or supplement thereto after the date of this Agreement).

Material Subsidiary:	At any time, any Subsidiary of Arcos Dorados that (a) represents 10% or more of Consolidated EBITDA of Arcos Dorados for the four fiscal quarters most recently ended at the time of determination, or (b) holds assets representing 10% or more of the Consolidated Total Assets.

Maturity Date:	March 31, 2020.

McDonald’s Security Documents:	The McDonald’s U.S. Stock Pledge Agreement, dated as of August 3, 2008, made by Arcos Dorados B.V. and the other parties thereto in favor of McDonald’s Latin America LLC, the McDonald’s Foreign Pledge Agreements and the McDonald’s Deposit Pledge Agreement and any other agreement, instrument or document under which any Lien is granted to secure obligations under the Franchise Documents, as the same may be amended, restated, supplemented or otherwise modified from time to time.

McDonald’s Mortgage:	Any mortgages granted in favor of McDonald’s Latin America LLC on Secured Restricted Real Estate (as defined in the Master Franchise Agreement), in each case securing obligations owing to McDonald’s Latin America LLC under the Master Franchise Agreement in an aggregate amount not to exceed the undrawn portion of the Letter of Credit (as defined in the Master Franchise Agreement) on the date of termination thereof.

Notice of Borrowing:	Each notice of borrowing submitted by the Borrower under each of the Loan Agreements requesting each Advance from each Lender, substantially in the form of Exhibit A hereto.

NY Promissory Note:	Each New York law promissory note issued in substantially the form of Exhibit G of this Agreement by the Borrower and the Initial Guarantors to each Lender in an amount equal to 100% of each Lender’s Advance.

Obligors:	The Borrower and the Guarantors, collectively, and each, an Obligor.

Other Taxes:	Has the meaning set forth in Section 6(b).

Party:	Each of the Obligors, the Lenders and the Administrative Agent.

Patriot Act:	The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

Payment Account:	Account number 36852248, Account Name: Agency Medium Term Finance, Ref.: Arcos Dorados, Att.: Global Loans/Agency, at the principal offices of the Administrative Agent, ABA #021-000-089, Swift Code: CITIUS33.

Peak Debt Service Amount:	Has the meaning assigned to the term “Valor Máximo do Serviço da Dívida” under the Fiduciary Assignment of Receivables.

Permitted Holders:	Any of (a) any Person that is an Affiliate of the Borrower prior to an event giving rise to a Change of Control (and not established as an Affiliate in order to effect what would otherwise be a Change of Control), (b) Woods W. Staton and any Related Party of Woods W. Staton and (c) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned directly or indirectly 51% or more by Persons specified in item (b).

Permitted Receivables Financing:	Any receivables financing facility or arrangement pursuant to which a Securitization Subsidiary purchases or otherwise acquires accounts receivable of the Obligors or any of their Subsidiaries and enters into a third party financing thereof on terms that the Board of Directors of the Obligor or such Subsidiary has concluded are customary and market terms fair to such Person.

Person:	An individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, a government or any political subdivision or agency thereof, a limited liability company or any other legal entity, including the Borrower and any Guarantor.

Preferred Stock:	With respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

Process Agent:	Has the meaning set forth in Section 15(a).

Property:	Any right or interest in or to property, assets, rights or revenues of any kind whatsoever, whether real, personal or mixed, whether existing or future and whether tangible or intangible, including intellectual property.

Proportionate Share:	With respect to each Lender and as of any date of determination, (a) prior to the Disbursement Date, the then-current ratio of such Lender’s Commitment to the aggregate Commitments of all Lenders and (b) thereafter, the then-current ratio of the principal amount then outstanding of the Advance of such Lender to the principal amount then outstanding of all Advances of the Lenders under the Loan Agreements.

Real Estate Disposition:	Has the meaning set forth in Section 10(b)(i)(l).

Reais or R$:	The lawful currency of Brazil.

Receivables:	100% of the current and future Borrower’s Visa and MasterCard debit card and credit card receivables owing to the Borrower from Persons participating in the Sistema de Controle de Garantia de Cartões da Câmara Interbancária de Pagamento, including, but not limited to, Cielo, Rede e GetNet (or any successor of any of them) arising from credit and debit card sales by the Restaurants operated by the Borrower in Brazil, as further described in the Fiduciary Assignment of Receivables.

Related Party:	With respect to any Person, (1) any Subsidiary, spouse, descendant or other immediate family member (which includes any child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (in the case of an individual), of such Person, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries and stockholders, partners or owners of which consist solely of one or more Permitted Holders referred to in clause (1) of the definition thereof and /or such other Persons referred to in the immediately preceding clause (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

Restaurants:	The restaurants set forth in Schedule II.

Sanctions:	All economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

Sanctioned	At any time, a country, region or territory which is itself the subject or

Country:	target of any Sanctions (at the time of this agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

Sanctioned Person:	At any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person located, operating, organized or resident in a Sanctioned Country or (c) any Person controlled or 50% or more owned by any such Person or Persons described in clauses (a) or (b).

Securitization Subsidiary:	A Subsidiary that (a) is designated a “Securitization Subsidiary” by the Board of Directors of Arcos Dorados, (b) that does not engage in, and whose charter prohibits it from engaging in, any activities other than Permitted Receivables Financings and any activity necessary, incidental or related thereto, (c) no portion of the Indebtedness or any other obligation, contingent or otherwise, of which is guaranteed by the Obligors or any of their Material Subsidiaries, is recourse to or obligates the Obligors or any of their Material Subsidiaries in any way, subjects any Property or asset of the Obligors or any of their Material Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof and (d) with respect to which neither the Obligors nor any of their Material Subsidiaries has any obligation to maintain or preserve its financial condition or cause it to achieve certain levels of operating results other than, in respect of clauses (c) and (d), pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Permitted Receivables Financing.

Stated Use:	All of the proceeds of the Advances shall be used to refinance a portion of Arcos Dorados Brazilian Reais Global Notes due July 2016.

Subsidiary:	Of any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are, at the time owned, or the management of which is otherwise controlled by, such Person or by one or more Subsidiaries of such Person.

Swap Agreement:	Each of the Brazilian law governed onshore swap agreement (Contrato Global de Derivativos as amended by its respective schedule (Apêndice) and the confirmations related thereto (Confirmações)), entered into with respect to each Advance between the Borrower and the applicable Swap

Provider no later than 2 (two) Business Days prior to the Disbursement Date to hedge the Borrower’s exposure to interest rate and/or exchange rate fluctuations associated with such Advance.

Swap Collateral:	The property of the Borrower from time to time subject the Liens created and perfected solely for the benefit of the Swap Provider party to the related Swap Agreement pursuant to the Swap Fiduciary Assignments, including the rights to receive net payments under or other amounts payable (including upon termination of such Swap Agreement) to the Borrower thereunder.

Swap Fiduciary Assignment:	Each of the “Instrumento Particular De Contrato De Constituição De Propriedade Fiduciária Sobre Direitos Creditórios em Garantia e Outras Avenças” entered into on or prior to the Disbursement Date between each Swap Provider and the Borrower.

Swap Provider:	Each Lender or Affiliate thereof party to a Swap Agreement.

Taxes:	Has the meaning set forth in Section 6(a).

Transaction Documents:	This Agreement, the Loan Agreements, the NY Promissory Notes, the Brazilian Promissory Notes, the Fiduciary Assignment of Receivables, the Swap Fiduciary Assignment, the Swap Agreements, any certificate or notice required to be delivered by the Obligors pursuant to any of the foregoing, and each other deed, document, agreement or instrument which the Borrower, the Administrative Agent and any Lender agree to designate as a “Transaction Document”.

Triggering Event:	Has the meaning set forth in Section 33(e).

United States and U.S.:	The United States of America.

U.S. Dollars and US$:	The lawful currency of the United States.

Visa:	The debit and credit card label managed By Visa do Brasil Empreendimentos Ltda. and its Affiliates.

Voting Stock:	Any Capital Stock in any Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or individuals performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

Write-Down and	With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time

Conversion Powers:	under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

(b)           Conflicts. In the case of any conflict between the terms of this Agreement and the terms of any Loan Agreement, the terms of such Loan Agreement shall control as between or among the parties thereto.

(c)           Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Applicable GAAP; provided that, if an Obligor notifies the Administrative Agent that such Obligor requests an amendment to any provision hereof to eliminate the effect of any change in the Applicable GAAP occurring after the date hereof or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in the Applicable GAAP or in the application thereof, then such provision shall be interpreted on the basis of the Applicable GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(d)           Loan Agreements. This Agreement, including its definitions, conditions of disbursement, representations and warranties, covenants, events of default, principles of construction, rules of interpretation and jurisdiction, governing law and notice provisions included herein, is made a part of each of the Loan Agreements, and each of the Loan Agreements, together with this Agreement, shall be read and construed together as one agreement.

(e)           Amendments. Any definition or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or document as from time to time amended, supplemented or otherwise modified.

Section 2. The Advances. (a) Subject to the terms and conditions set forth in the applicable Loan Agreement and in this Agreement, each Lender agrees to provide the Borrower on the Disbursement Date a single Advance in a principal amount equal to that Lender’s Commitment. Amounts repaid or prepaid by or on behalf of the Borrower in respect of the Advances may not be reborrowed.

(b)           Mechanics for Requesting Advances. The Borrower shall request Advances under the Loan Agreements by simultaneously delivering an irrevocable Notice of Borrowing with respect to each such Advance substantially in the form attached hereto as Exhibit A, appropriately completed and signed by a representative of the Borrower, to the applicable Lender with a copy of each such Notice of Borrowing to the Administrative Agent, not later than 11:00 a.m. New York City time on the 2nd Business Day prior to the proposed Disbursement Date. The Notice of Borrowing shall contain a certification of an officer of the Borrower as to the following, in addition to such other information (if any) as may be required by the respective Loan Agreement: (i) the amount of the requested Advance under each Loan Agreement, which shall be equal to each Lender’s Commitment; and (ii) the proposed Disbursement Date for such

Advance, which shall be a Business Day and shall be the same date for all Advances under the Loan Agreements.

(c)           Mechanics for Funding Advances. Promptly after each receipt of a Notice of Borrowing, each Lender which has received a Notice of Borrowing shall notify the Administrative Agent in writing of such Lender’s receipt of such Notice of Borrowing and the information set forth therein, and shall confirm that the Administrative Agent has received such Notice of Borrowing in accordance with Section 2(b) above. Not later than 11:00 a.m. New York City time on the Disbursement Date, each Lender shall make available the amount of the Advance to be made by it on such date to the Borrower, and each such Lender shall confirm to the Administrative Agent in writing that such Lender has sent the applicable amount of the Advance to the Borrower. The Borrower shall immediately confirm in writing receipt of each such Advance to the Administrative Agent. After receipt of such confirmation from the Borrower, the Administrative Agent shall promptly confirm in writing to the Brazilian Account Manager the date on which the Advances were made. The failure of any Lender to make an Advance under its Loan Agreement shall not relieve any other Lender of its obligation hereunder and under its respective Loan Agreement to make any requested Advance thereunder, but no Lender shall be responsible for the failure of any other such Person to make any Advance (or any portion thereof).

(d)           The NY Promissory Notes and the Brazilian Promissory Notes.

(i)                 To further evidence their obligation to repay the Advances, with interest accrued and unpaid thereon, the Borrower and the Guarantors shall issue and deliver to each Lender in accordance with the Loan Agreement entered with such Lender, a NY Promissory Note and a Brazilian Promissory Note in connection with the Advance to be made by such Lender.

(ii)               The issuance, execution and delivery of the NY Promissory Notes and the Brazilian Promissory Notes shall not be, or be construed as, a novation with respect to this Agreement, the Loan Agreements or any other agreement between the Lenders and the Borrower and shall not limit, reduce or otherwise affect the obligations or rights of the Borrower under this Agreement, the Loan Agreements and the rights and claims of the Lenders under the NY Promissory Notes and the Brazilian Promissory Notes shall not replace or supersede the rights and claims of such Person under this Agreement or the Loan Agreements.

(iii)             If any NY Promissory Note or any Brazilian Promissory Note shall become mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the holder of such NY Promissory Note or Brazilian Promissory Note, execute and deliver in replacement thereof, a new NY Promissory Note or Brazilian Promissory Note, as applicable, or a public deed of acknowledgment of debt, payable to the same holder and in the same principal amount as the NY Promissory Note or the Brazilian Promissory Note so mutilated, destroyed, lost or stolen.

(iv)             Upon the assignment by any Lender of all or a portion of its Advance in accordance with Section 19 and the applicable Loan Agreement the Borrower shall, at the request of such Lender or the assignee of such Advance, and upon the return to the Borrower by the Lender of the NY Promissory Note and the Brazilian Promissory Note held by it, execute and deliver a new NY Promissory Note and a new Brazilian Promissory Note to the assignee or, in the case of partial assignments, execute and deliver a new NY Promissory Note and a new Brazilian Promissory Note to the assigning Lender and the assignee in accordance with their respective proportion of rights.

(v)               The payment of any part of the principal of any NY Promissory Note shall discharge the obligation of the Borrower under this Agreement, the applicable Loan Agreement and the Brazilian Promissory Note held by such Lender to pay principal of the Advance made by such Lender pro tanto, and the payment of any principal of the Advance made by such Lender in accordance with the terms hereof and of the Loan Agreements shall discharge the obligations of the Borrower under the Brazilian Promissory Note evidencing such Advance pro tanto.

(vi)             The payment of any part of the principal of any Brazilian Promissory Note shall discharge the obligation of the Borrower under this Agreement, the applicable Loan Agreement and the NY Law Promissory Note held by such Lender to pay principal of the Advance made by such Lender pro tanto, and the payment of any principal of the Advance made by such Lender in accordance with the terms hereof and of the Loan Agreements shall discharge the obligations of the Borrower under the NY Promissory Note evidencing such Advance pro tanto.

(vii)           Notwithstanding the discharge in full of any NY Promissory Note or Brazilian Promissory Note, (i) if the amount paid or payable under any such NY Promissory Note or Brazilian Promissory Note is less than the amount due and payable in accordance with this Agreement with respect to any Advance, to the fullest extent permitted under Applicable Law, the Borrower agrees to pay to Lenders upon demand any such difference that is due and payable and (ii) if the amount paid or payable under any such NY Promissory Note or Brazilian Promissory Note exceeds the amount due and payable in accordance with this Agreement with respect to any Advance, the applicable Lender agrees, to the fullest extent permitted under Applicable Law, to pay such excess to the Borrower upon demand.

(viii)         Upon discharge of all obligations of the Borrower under the Advances, the Lenders shall promptly cancel the NY Promissory Note or Brazilian Promissory Note evidencing such Advances and promptly return them to the Borrower; provided, however, that upon discharge of any payment obligation of the Borrower under the Advances, the Lenders shall provide the Borrower with a receipt acknowledging payment of the corresponding amount with particular reference to the NY Promissory Note or Brazilian Promissory Note; and provided, further, that the Lenders agree that in no event shall they file collection claims under either the Advances, the NY Promissory Note or Brazilian Promissory Note seeking payment of any amounts already paid under the NY Promissory Note or Brazilian Promissory Note or the Advances, respectively. It is hereby further agreed that, to the extent that any Lender pursues a collection claim for the same amount simultaneously under the Advances and the NY Promissory Note or Brazilian Promissory Note, any amounts collected under the Advances collection claim or the NY Promissory Note or Brazilian Promissory Note collection claim, as the case may be, shall be immediately certified to the Borrower by the Lenders as paid and such amount shall be reduced by the Lenders from the other outstanding claim by immediately taking whatever action is required under the applicable collection procedures.

(ix)             Each Lender agrees that it will not declare the NY Promissory Note and the Brazilian Promissory Note held by it, or cause the NY Promissory Note or Brazilian Promissory Note to be declared, due and payable other than in accordance with this Agreement and the applicable Loan Agreement. Notwithstanding the foregoing, if the Administrative Agent or any Lender exercises any right in any court in Brazil or the United States under any Brazilian Promissory Note or the NY Promissory Note, such Person shall not be required to evidence to the Borrower, the Guarantors or any other Person that such Brazilian Promissory Note or the NY Promissory Note represents obligations of the Obligors under this Agreement or that any condition herein or therein has been fulfilled.

Section 3. Repayment of the Advances; Mandatory Prepayment; Optional Prepayment. (a) The Borrower shall repay the Advances to the Administrative Agent for the account of each Lender by wire transfer to the Payment Account, in U.S. Dollars, in immediately available funds, in accordance with Section 5 below and according to the Amortization Schedule set forth in Schedule I. Promptly following receipt of such Borrower’s repayments, the Administrative Agent will distribute to each Lender at the accounts separately designated by each Lender to the Administrative Agent its Proportionate Share of each such payment received in the Payment Account.

(b)           All principal amounts owed with respect to the Advances and interests thereon owed by the Borrower hereunder, shall be paid in full in accordance with this Agreement and no later than the Maturity Date. If, as of the Maturity Date, any of the principal amount of the Advances, including any accrued and unpaid interest thereon shall remain outstanding (that is, payment therefor shall not have been received in the Payment Account), the Borrower shall immediately make payment of such amounts in U.S. Dollars by wire transfer in immediately available funds directly to the Administrative Agent.

(c)           If any Change in Law has made it unlawful, or any Governmental Authority of competent jurisdiction has asserted that it is unlawful, for any of the Lenders to make, maintain or fund the Advances or to perform any of their other obligations under this Agreement or in any of the other Transaction Documents, then the Lenders (through the Administrative Agent) shall immediately notify the Borrower of such event or circumstance and any obligation of such Lender to make or continue the Advance shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exists (and the Lender shall promptly notify the Administrative Agent and the Borrower of such change of circumstance). The Borrower shall upon five (5) Business Days’ notice from such Lender (with a copy to the Administrative Agent), (i) convert such Lender’s Proportionate Share of the Advance to a loan that incorporates the actual cost of funds to such Lender and the applicable margin, or (ii) if the Borrower and such Lender reasonably determine that such conversion is not possible on commercially reasonable terms, upon demand from such Lender, prepay such Lender’s Proportionate Share of the Advance at a price equal to 100% of the aggregate principal amount of the Advances outstanding. The Borrower shall make such conversion or prepayment either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain its Proportionate Share of the Advance to such day, or immediately, if such Lender may not lawfully continue to maintain its Proportionate Share of the Advance. Upon any such conversion or prepayment, the Borrower shall also pay accrued interest on the amount so prepaid or converted and, if any such prepayment is not made on the last day of the Interest Period, Break-Funding Costs; provided that, before giving any such notice, the Lenders agree to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to (A) assign the Advances and the related Swap Agreements if such assignment would allow the Advances to remain outstanding pursuant to its terms, or (B) designate a different lending office if such designation would allow the Lenders to make and maintain the Advances hereunder, and for either of the foregoing, would not, in the reasonable judgment of the Lenders, be disadvantageous to the Lenders.

(d)           Within ten (10) Business Days after receipt by or on behalf of the Borrower or any Guarantor of any proceeds from any Real Estate Disposition that are required to be applied to repay the Advances on a pro rata basis with other Indebtedness of the Borrower or the Guarantors in accordance with Section 10(b)(i)(l), the Borrower or such Guarantor, as the case may be, shall apply such proceeds from the relevant Real Estate Disposition to repay the outstanding principal amount of the Advances, plus accrued and unpaid interest, if any, up to, but not including the date of repayment, and (without duplication) any Break-Funding Costs, as calculated by each of the Lenders. All amounts received in respect of a prepayment hereunder shall be applied, by the Administrative Agent, to any principal amount of the Advances according to the Proportionate Share pro rata among the outstanding principal installments according to the Amortization Schedule, such that all future scheduled amortizations shall be reduced proportionally, with no reduction in the total term of the Advances.

(e)           The Borrower may, at its option, upon giving not less than (10) Business Days’ irrevocable notice to the Administrative Agent (stating the proposed date and amount of prepayment), prepay the Advances, in whole or in part, at any time and from time to time prior to the Maturity Date, in amounts aggregating at least US$5 million or any larger multiple of US$1 million, or, if less, the outstanding principal amount of the Advances, by paying the principal amount to be prepaid together with accrued and unpaid interest, if any, up to, but not including the date of prepayment, and (without duplication) any Break-Funding Costs, as calculated by each of the Lenders. All amounts received in respect of a prepayment hereunder shall be applied, by the Administrative Agent, to any principal amount of the Advances according to the Proportionate Share in order of maturity pro rata among the outstanding principal installments according to the Amortization Schedule, such that all future scheduled amortizations shall be reduced proportionally, with no reduction in the total term of the Advances.

(f)            The Administrative Agent maintains the Payment Account to administer payments for and on behalf of the Lenders. None of the Administrative Agent, the Borrower nor any other Person claiming on behalf of or through the Borrower or the Administrative Agent shall have any right or authority, whether express or implied, to close or make use of, or, except as expressly provided herein, withdraw any funds from, the Payment Account, except as may be limited by bankruptcy, insolvency, recuperação judicial, falência or similar laws affecting the enforcement of creditors’ rights generally. The Administrative Agent shall disburse funds deposited in the Payment Account in accordance with this Agreement. Funds retained in the Payment Account shall remain uninvested and shall not accrue interest.

Section 4. Interest. In addition to its obligation to repay the principal amount of the Advances as set forth in Section 3 above, subject to the terms of the applicable Loan Agreement, the Borrower shall pay interest to each Lender on each Interest Payment Date on the unpaid principal amount of the Advance of such Lender from time to time outstanding, from the Disbursement Date of such Advance to and including the date on which repayment in full of such Advance occurs, in accordance with the Loan Agreements.

Section 5. Payments and Computations. (a) All amounts due from the Borrower hereunder, under the Loan Agreements and under any other instrument delivered hereunder shall be received not later than 11:00 A.M. (New York City time) on the day when due, in lawful money of the United States (in freely transferable U.S. Dollars), in the Payment Account, or to any other bank account that the Administrative Agent may designate from time to time to the Borrower.

(b)           All computations of interest shall be made by the Administrative Agent on the basis of a year of 360 (three hundred and sixty) days divided by the actual number of days occurring in the period for which such interest is payable.

(c)           Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that if such extension would cause such payment to be made in a new calendar month, such payment shall be made on the first preceding Business Day.

(d)           If insufficient funds are paid on a due date for any amount due hereunder, or any payment is made while a Default has occurred and is outstanding, such payment shall be applied (i) first to indemnities, fees and expenses due to the Administrative Agent, (ii) second, to indemnities, fees and expenses due to the Lenders, (iii) third, to indemnities, fees and expenses due to the Brazilian Account Manager; (iv) fourth, to accrued and unpaid interest, and (v) fifth to any principal amount of the Advances according to the Proportionate Share in order of maturity pro rata among the outstanding principal installments according to the Amortization Schedule, such that all future scheduled amortizations shall be reduced proportionally, with no reduction in the total term of the Advances.

Section 6. Taxes. (a) Any and all payments made to the Lenders under this Agreement and any other Transaction Document or under any instrument delivered hereunder shall be made, in accordance with this Agreement or the applicable provisions of such other instrument, free and clear of and without deduction for any and all present and future taxes (including, without limitation, value-added taxes, taxes over foreign exchange transactions such as the Brazilian IOF tax, and withholding taxes), levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, (x) taxes imposed on or measured by net income (however denominated), franchise taxes, and branch profits taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof) or (ii) that are taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Advance or Transaction Document), (y) taxes attributable to such Lender’s failure to comply with Section 6(e), and (w) any withholding Taxes imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities hereinafter referred to as “Taxes”). If the Obligors or any applicable paying agent shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any other Transaction Document, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 6), the Lenders receive an amount equal to the sum they would have received had no such withholding or deductions been made; (ii) the Obligors shall make such deductions, and (iii) the Obligors shall pay the full amount deducted to the relevant taxation authority or other authority or other authority in accordance with applicable law.

(b)           In addition, the Obligors shall pay any present or future stamp or documentary taxes, charges or similar levies that arise from any payment made hereunder or under the Transaction Documents or under any other instrument to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to the Transaction Documents or any other instrument to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c)           The Obligors shall jointly and severally indemnify the Lenders and the Administrative Agent for and hold them harmless against the full amount of Taxes or Other Taxes (including, without limitation, any Taxes imposed or asserted on or attributable to amounts payable under this Section 6) imposed on or otherwise required to be paid by the Lenders or the Administrative Agent or any Affiliate of the Lenders or the Administrative Agent in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within ten (10) days from the date the Lenders or the Administrative Agent make written demand therefore.

(d)           Within thirty (30) days after the date of any payment of Taxes, the Obligors shall furnish to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing payment.

(e)           The Lenders and the Administrative Agent shall upon written request of the Borrower (but only if the Lenders and the Administrative Agent are lawfully able to do so) use their commercially reasonable efforts to provide the Borrower with two copies of any form, document or other certification, appropriately completed, necessary for the Lenders and the Administrative Agent to assess, collect, be exempt from, or entitled to a reduced rate of Tax on payments pursuant to the Transaction Documents. To the extent that any such form, document or certification delivered becomes obsolete, the Lenders and the Administrative Agent shall upon written request, provide either an updated or successor form, document or certification to the Borrower.

Section 7. Increased Costs. (a) If due to any Change in Law, (i) there shall be an increase in the cost to the Lenders of agreeing to make or making, funding or maintaining any Advance or (ii) it shall subject the Lenders to any Taxes on their loans, loan principal, commitments or other obligations, or their deposits, reserves, other liabilities or capital attributable thereto ((i) and (ii) together “Increased Costs”), then the Borrower shall, from time to time, upon request by the Lenders, through the Administrative Agent, pay directly to the Lenders such additional amounts sufficient to compensate the Lenders against such Increased Cost. A certificate as to the amount of such Increased Cost, submitted to the Borrower by the Lenders or the Administrative Agent, shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(b)           Failure or delay on the part of a Lender to demand compensation pursuant to Section 7(a) shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate such Lender pursuant to Section 7(a) for any increased costs incurred more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(c)           If (i) the Borrower fails to borrow any Advance on the Disbursement Date, (ii) there is a mandatory or optional prepayment, as set forth in Section 3 or (iii) any payment of the principal amount of the Advances shall be made on a date other than the due date thereof in accordance with Section 3(a) hereof, the Borrower shall, upon demand, pay directly to the respective Lenders the amount required to compensate the Lenders for the Break-Funding Costs the Lenders incur as a result thereof. The amount of such Break-Funding Costs shall be certified by the Lenders and such certificate shall be conclusive.

(d)           In case the Interest Rate or any other interest rate applicable under this Agreement should on any date be determined to be illegal or unenforceable due to usury limits or to a Change in Law, the interest rate applicable under this Agreement for each such date shall be the maximum rate permitted by law or regulation.

(e)           If a Lender requests compensation under Section 7(a), or the Borrower is required to pay any Taxes or additional amount to a Lender or any Governmental Authority for the account of such Lender pursuant to Section 6, then such Lender shall use reasonable efforts to designate a different office (including, in the case of a Lender, a different lending office for funding or booking the Advance), or to assign its rights and obligations hereunder to another of its offices, branches or affiliates and to take any other actions reasonable in the sole judgment of such Lender, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 7(a) or Section 6, as the case may be, in the future, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by a Lender or in connection with any such designation, assignment or action.

(f)            If any Lender requests compensation under Section 7(a), or if the Borrower is required to pay any Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 6 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 7(e) or the Borrower is not otherwise compensated, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 19, all of its interests, rights (other than its existing rights to payments pursuant to Section 7(a) or Section 6) and obligations under this Agreement and the related Transaction Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Advance, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (ii) in the case of any such assignment resulting from a claim for compensation under Section 7(a) or payments required to be made pursuant to Section 6, such assignment will result in a reduction in such compensation or payments thereafter, and (iii) such assignment does not conflict with applicable laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(g)           If at any time after the date of this Agreement the CDI Rate exceeds either (x) 17% per year or (ii) by 20% or more the CDI Rate most recently used for the determination of the then applicable Peak Debt Service Amount (the “CDI Rate Change”), each Lender will have the right, but not the obligation, to notify the Administrative Agent in writing of the CDI Rate Change and, upon any such notice, the Administrative Agent shall be required to notify the other Lenders of the CDI Rate Change. If no other Lender informs the Administrative Agent, within five (5) Business Days of such notice from the Administrative Agent, that it does not agree with the CDI Rate Change, the Administrative Agent shall confirm in writing to all Lenders, the Brazilian Account Manager and the Obligors that the CDI Rate Change has become effective and the Peak Debt Service Amount shall thereupon be automatically adjusted accordingly to reflect the CDI Rate Change; provided that if any Lender notifies the Administrative Agent, within 5

(five) Business Days, of its disagreement with the CDI Rate Change informed by the Administrative Agent, the Administrative Agent shall request that the Majority Lenders confirm the applicable CDI Rate, which confirmation shall be conclusive and binding on all Lenders absent manifest error. The Parties hereby agree that the CDI Rate in effect on the date of this Agreement is 14.25%.

Section 8. Conditions Precedent to the Advances. (a) The obligation of each Lender to make its Advance pursuant to this Agreement and the applicable Loan Agreement on the proposed Disbursement Date is subject to the satisfaction or waiver by such Lender of the following conditions precedent on or before the proposed Disbursement Date:

(a)           in the sole and absolute determination of the Lenders, there shall have not occurred any event, circumstance or condition which has had or could reasonably be expected to have a Material Adverse Effect;

(b)           the Administrative Agent and the Lenders shall have received a certificate of an officer of the Borrower certifying that, no event or condition that has or could be expected to have a Material Adverse Effect has occurred since December 31, 2014;

(c)           the Lenders shall have confirmed in writing to the Administrative Agent that they have received the following documents (in the case of any agreements or instruments, duly executed by the parties thereto), each dated on or before the proposed Disbursement Date and in form and substance satisfactory to each Lender:

(i) this Agreement;

(ii) the Loan Agreements;

(iii) each of the NY Promissory Notes duly executed by the Obligors in favor of each Lender;

(iv) each of the Brazilian Promissory Notes duly executed by the Obligors in favor of each Lender;

(v) the Swap Agreements;

(vi) a certificate from an officer of the Borrower attaching certified copies of the resolutions of the Board of Directors or equivalent body of the Obligors, as applicable, approving the Transaction Documents, and of all documents evidencing other necessary corporate or other action;

(vii) such other documents reasonably requested by the Lenders which, in the Lenders’ opinion, are required to evidence the Obligors’, as applicable, ability to execute, deliver and perform the Transaction Documents as are customary in financings of this type, including but not limited to the prior registration of the financial terms and conditions of this Agreement and each Loan Agreement in the Financial Transaction Registration (Registro de Operações Financeiras (ROF)) Module with the Central Bank;

(viii) an opinion of Machado, Meyer, Sendacz e Opice Advogados, special Brazilian counsel to the Lenders;

(ix) an opinion of Milbank, Tweed, Hadley & McCloy LLP, special United States counsel to the Lenders;

(x) an opinion of Maples and Calder, special British Virgin Islands counsel to Arcos Dorados;

(xi) an opinion of Jimenez de Aréchaga, Viana & Brause, special Uruguayan counsel to Arcos Del Sur;

(xii) an opinion of Davis Polk & Wardwell LLP, special United States counsel to the Obligors;

(xiii) an opinion of Pinheiro Neto Advogados, special Brazilian counsel to the Borrower;

(xiv) an opinion of Appleby, special British Virgin Islands counsel to the Lenders;

(xv) an opinion of Guyers & Regules, special Uruguayan counsel to the Lenders; and

(xvi) a letter from the Process Agent of the Obligors confirming its appointment in such capacity under this Agreement, the Loan Agreements and the NY Promissory Notes.

(e)            the representations and warranties contained in Section 9 of this Agreement are correct in all material respects on and as of the date of this Agreement and the Disbursement Date as though made on such date (and the Obligors shall have delivered a certificate to that effect substantially in the form of Exhibit E hereto), other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct in all respects;

(f)             no event has occurred and is continuing, or would result from the Advances or the use of proceeds thereof, which constitutes a Default (and the Obligors shall have delivered a certificate to that effect);

(g)            the Lenders and the Administrative Agent shall have received payment in full of all fees and other amounts due and payable on or prior to the Disbursement Date (or confirmation that such amounts shall be paid from the proceeds of the Advances), including (i) reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Obligors hereunder or under any other Transaction Document (to the extent invoices and statements therefor have been received), (ii) reimbursement or payment of reasonable fees and disbursements of external legal counsel of the Lenders, the Administrative Agent and the Brazilian Account Manager in connection with the preparation, execution and delivery this Agreement, (iii) any stamp Taxes or similar Taxes payable in connection with this Agreement and the Advances, (iv) an arrangement fee payable to Banco Citibank S.A., as separately documented, (v) an upfront fee payable to each Lender, as separately documented, and (vi) the Administrative Agent’s fee;

(h)            subject to any necessary further actions to be taken by or on behalf of the Obligors as described in the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignment, there shall have been created and perfected a first priority security interest in the Collateral and Swap Collateral for the benefit of the secured parties thereunder to the satisfaction of the Lenders and the Administrative Agent shall have received satisfactory evidence from the Lenders that all required recordings, filings and registrations of or with respect to the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignments (including all Brazilian recordings, filings and registrations) shall have been duly made, and all financing statements and other instruments relating thereto and to all Collateral and Swap Collateral, as applicable, required pursuant to the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignment shall have been duly executed, delivered and recorded or filed as applicable, or originals thereof shall have been delivered to the parties thereto with appropriate filing instructions, in all such places as may be required by applicable law, or as may be deemed necessary by the Lenders, acting reasonably or on advice of counsel, (i) for the execution, delivery, filing, recording and admissibility into evidence of the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignments and (ii) in order to establish, protect and perfect as of the Disbursement Date, a security interest in the Collateral and Swap Collateral with the priority thereof created or intended to be created under the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignments, respectively, and in each case such recording and filing shall be in full force and effect;

(i)            the Lenders shall have received satisfactory evidence that all prior and contemporaneous approvals or consents that are required as of such date in connection with the execution, delivery and performance of any Transaction Document by any Person a party thereto have been obtained and are in full force and effect, including waivers from creditors of the existing Indebtedness instruments of the Obligors, as applicable;

(j)            the Administrative Agent and the Lenders shall have received a solvency certificate, substantially in the form of Exhibit C hereto, attesting to the solvency of each Obligor before and after giving effect to the transactions contemplated by the Transaction Documents;

(k)           none of the Obligors, nor any of their respective Subsidiaries thereof is party to any action, suit, investigation, litigation or proceeding, pending or, to the knowledge of such Obligor, threatened, before any court, government agency or arbitrator which could reasonably be expected to have a Material Adverse Effect (and the Obligors shall have delivered a certificate to that effect);

(l)             there shall not have occurred, as determined by the Majority Lenders, any material adverse change or disruption in (i) Latin America or Brazil or (ii) the primary or secondary loan markets or financial markets for Latin American or Brazilian companies;

(m)           the Administrative Agent shall have confirmed that the Borrower has requested using the appropriate Notice of Borrowing from all the Lenders disbursements in an aggregate principal amount equal to the aggregate Commitments of the Lenders; and

(n)            the absence of any Material Breach, as defined in the Master Franchise Agreements, except to the extent that any such Material Breach has been waived.

Section 9. Representations and Warranties of the Obligors. Each of the Obligors hereby represents and warrants to the Administrative Agent and the Lenders as of the date of this Agreement and the Disbursement Date (it being understood that any representation and warranty made as of a specific date shall be true and correct only as of such specific date) that:

(a)            Each Obligor (i) is duly organized or incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation, (ii) has all requisite power and authority, corporate or otherwise (including, without limitation, all governmental licenses, permits and other approvals), to conduct its business as now conducted, to own, lease and operate its properties, except, in each case, where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite power and authority to execute and deliver and to perform all of its obligations under the Transaction Documents.

(b)            The execution, delivery and performance by each Obligor of the Transaction Documents does not and will not (i) violate any provision of (A) any law, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to either Obligor, or any (B) provision of the charter or bylaws of the Obligors, or (ii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which either Obligor is a party or by which it or its properties may be bound or affected to the extent that such breach or default would reasonably be expected to have a Material Adverse Effect.

(c)            (i) The annual audited consolidated financial statements and balance sheets of the Obligors most recently provided to the Lenders, and the related statements of income and retained earnings of the Obligors for the fiscal year ended 2014, copies of which have all been furnished to the Lenders, accompanied by an opinion of the independent public accountants, fairly, in all material respects, present the financial condition of the Obligors as at such date and the business and results of the operations of the Obligors for the period ended on such date, all in accordance with Applicable GAAP; and from December 31, 2014 until the Disbursement Date, there has been no Material Adverse Effect; and (ii) for the fiscal quarters ended as of March 31, 2015, June 30, 2015 and September 30, 2015, unaudited consolidated balance sheet of such Obligor and its Subsidiaries as of the end of each such fiscal quarter and the related consolidated statement of income, the related consolidated statements of cash flows and changes in shareholders’ equity for the portion of the fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter and the corresponding portion of such Obligor’s previous fiscal year, fairly, in all material respects, present the financial condition of the Obligors as at each such date and the business and results of the operations of the Obligors for the period ended on each such date, in accordance with generally accepted accounting principles in the Unites States, applied on a consistent basis, subject to the absence of footnotes and to normal year-end adjustments.

(d)            There is no pending or, to the knowledge of the applicable Obligor, threatened action, suit, investigation, litigation, or proceeding, including, without limitation, any EHS Action, affecting any Obligor or its assets or any Subsidiary of any Obligor before any court or governmental agency, which (i) could reasonably be expected to have a Material Adverse Effect, (ii) purports to affect the legality, validity or enforceability of any of the Transaction Documents or the consummation of the transactions contemplated thereby or (iii) is not being contested in good faith and by proper proceedings and against which adequate reserves are being maintained to the extent required by the Applicable GAAP.

(e)            This Agreement constitutes (and upon execution and delivery thereof, each other Transaction Document will constitute) legal, valid and binding obligations of each Obligor, enforceable against it in accordance with their respective terms thereof; except as may be limited by bankruptcy, insolvency, recuperação judicial, recuperação extrajudicial falência or similar laws affecting enforcement creditors’ rights generally and as may be limited by equitable principles of general applicability; provided that, (i) the signatures of the parties signing Transaction Documents and other documents related hereto outside Brazil, must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at a competent Brazilian consulate, and (ii) Transaction Documents and the other documents related hereto must be translated into Portuguese by a sworn translator, and (iii) the Transaction Documents are registered with the competent Deeds and Documents Registries in Brazil.

(f)             No authorization, consent, approval, license, exemption or filing or registration with any third party or any court or governmental agency or instrumentality is or will be necessary for the valid execution, delivery or performance by the Obligors of the Transaction Documents, except for (i) the prior registration of the financial terms and conditions of this Agreement and each Loan Agreement in the ROF as provided under applicable law; (ii) the registration in the ROF of the respective schedule of payments (esquema de pagamentos) of this Agreement and each Loan Agreement, which will enable the Borrower to make remittances from Brazil in the currency in which each Advance is denominated or in which other relevant amounts are payable (the “Specified Currency”) of (1) the principal of and interest on each Advance and (2) the commissions, costs and expenses in connection with this Agreement and each Loan Agreement; (iii) the further authorization by the Central Bank of Brazil that may be required to enable the Borrower to make payments outside Brazil in the Specified Currency other than scheduled payments of principal, interest, commissions, costs and expenses as contemplated by the ROF; (iv) any necessary amendments or revalidations to the ROF and schedule of payments required to enable the Borrower to make any payment provided for therein; and (v) the registration, with each competent registry, of the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignments and the respective notices and formalities provided for thereunder.

(g)            The payment obligations of each Obligor under this Agreement do rank, and upon execution and delivery thereof, the Loan Agreements, the NY Promissory Notes, and the Brazilian Promissory Notes will rank at least pari passu in priority of payment and in all other respects with all other unsubordinated and unsecured Indebtedness of the Obligors. There is no lien, security interest or other charge or encumbrance, and no other type of preferential arrangement, upon or with respect to any Collateral or Swap Collateral.

(h)            The proceeds of the Advances will be used for the Stated Use; and no part of the proceeds of the Advances will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. The Borrower, an entity located outside the United States of America, understands that it is the policy of the Board of Governors of the Federal Reserve System of the United States that extensions of credit by international banking facilities, such as the Advances hereunder, may be used only to finance the non-U.S. operations of the Borrower or the Borrower’s Affiliates located outside the United States.

(i)             Each Obligor has filed and paid and discharged all Taxes and/or Other Taxes, of any nature, imposed upon it by any governmental authority and required to have been paid by it, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(j)             No Obligor nor its revenues or properties have any right of immunity from suit, court jurisdiction, attachment prior to judgment, execution of a judgment or from set-off, banker’s lien, counterclaim or any other legal process or remedy with respect to their obligations under the Transaction Documents.

(k)            Upon execution and delivery thereof, each of the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignment will create valid and enforceable first priority perfected Liens on all of the Collateral and Swap Collateral in favor of the Lenders and the Swap Providers, respectively.

(l)             The Obligors are in compliance in all respects with all applicable laws, rules, orders and regulations (including, but not limited to, tax laws, EHS Laws and labor laws) applicable to their business, and obtain and maintain all permits, including EHS Permits, other than where the failure to so be in compliance, make such filings or obtain such authorizations could not reasonably be expected to have a Material Adverse Effect.

(m)           The Obligors, on a consolidated basis, immediately after the borrowing: (i) will not (A) be “insolvent,” as defined under article 748 of Law n. 5,869 of January 11, 1973, as amended or any equivalent articles that may replace it (in case of Borrower) or used in any applicable law (in case of the Guarantors), (B) be unable (taken as a whole) to pay its debts generally as such debts become due or (C) have an unreasonably small capital to engage in its business, whether current or contemplated.

(n)            No Default or Event of Default has occurred and is continuing.

(o)            None of the Obligors is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940.

(p)            The Obligors and their agents, employees, directors and officers and, to the Obligors’ knowledge, their Affiliates and their respective agents, employees, directors and officers, are in compliance in all material respects with all applicable Anti-corruption Laws, all applicable anti-money laundering laws and all applicable Sanctions. Each of the Obligors will not directly or indirectly use the proceeds of the offering contemplated hereby, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, in violation of any applicable Anti-corruption Laws.

(q)            None of the Obligors, nor their respective agents, employees, directors or officers, or, to the Obligors’ knowledge, any Affiliate of the Obligors or their respective agents, employees, directors or officers, is a Sanctioned Person; and each of the Obligors will not directly or indirectly use the proceeds of the offering contemplated hereby, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any Sanctioned Person or in violation of applicable Sanctions.

(r)             The Obligors have implemented and maintain in effect policies and procedures reasonably designed to promote compliance by the Obligors, their Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-corruption Laws, anti-money laundering laws and applicable Sanctions, and are not knowingly engaged in any activity that would reasonably be expected to result in any Obligor being designated as a Sanctioned Person.

(s)            The Borrower, an entity located outside the United States of America, understands that it is the policy of the Board of Governors of the Federal Reserve System of the United States that extensions of credit by international banking facilities, such as the Advances hereunder, may be used only to finance the non-U.S. operations of the Borrower or the Borrower’s Affiliates located outside the United States.

(t)             The Master Franchise Agreements constitute legal, valid and binding obligations of the parties thereto until August 2027, enforceable against them in accordance with their respective terms thereof, and do not and will not (i) violate any provision of any law, regulation, order, writ, judgment, injunction, decree, determination or award or (ii) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument.

(u)            The Borrower, the Guarantors and each of their Material Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual Property rights that are reasonably necessary for the operation of their respective businesses, without conflict in any material respects with the rights of any other Person. To the best knowledge of the Borrower, the Guarantors and each of their Material Subsidiaries, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower, the Guarantors or any of their Material Subsidiaries infringes upon any rights held by any other Person, except for any such infringement which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Obligors, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(v)            The reports, financial statements, certificates and other information furnished by or on behalf of the Obligors to the Lenders in connection with the negotiation of this Agreement or delivered hereunder, taken as a whole, do not contain any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading; provided that, with respect to projected financial information, the Borrower and each Guarantor represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Each Obligor hereby undertakes to immediately notify the Lenders and the Administrative Agent if any of the representations or warranties in this Section 9 becomes wholly or partially untrue, incomplete or incorrect.

Section 10. Covenants. (a) Affirmative Covenants. So long as any amount shall remain outstanding hereunder or under any other Transaction Document, each Obligor, jointly and severally, and their respective Material Subsidiaries will comply with each of the following affirmative covenants:

(i)            Reporting. Furnish to each of the Lenders and the Administrative Agent:

(A)             as soon as available and in any event (i) with respect to Arcos Dorados, within ninety (90) days after the end of each of its fiscal years and (ii) with respect to each other Obligor, one hundred and eighty (180) days after the end of each fiscal year of each such Obligor, a consolidated balance sheet of such Obligor and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with Applicable GAAP applied on a consistent basis and certified by independent public accountants of nationally recognized standing;

(B)              as soon as available and in any event within ninety (90) days after the end of each of the first three quarters of each fiscal year of each Obligor, a consolidated balance sheet of such Obligor and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statement of income for such fiscal quarter and for the portion of such Obligor’s fiscal year then ended, and the related consolidated statements of cash flows and changes in shareholders’ equity for the portion of the fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter and the corresponding portion of such Obligor’s previous fiscal year, all in reasonable detail and duly certified (subject to normal year-end adjustments and the absence of footnotes) by the chief financial officer of Arcos Dorados as having been prepared in accordance with generally accepted accounting principles in the Unites States applied on a consistent basis;

(C)              concurrently with the delivery of the financial information pursuant to clauses (A) and (B) above, a compliance certificate executed by the chief financial or accounting officer of each Obligor, certifying (i) such Obligor’s compliance with each covenant set forth in Sections 10 (c) and (d) and Section 33(e) as of the latest relevant measurement or the date of such certificate, as applicable (which certification shall set forth all information reasonably necessary to make any calculations required to assess compliance with such covenants and shall show such calculations), and (ii) that no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto. The Administrative Agent shall have no obligation to monitor the Obligor’s compliance with financial covenants or monitor or determine the occurrence of any Triggering Event.

(D)             promptly upon the Borrower’s or any Guarantor’s obtaining knowledge of any Default or Event of Default, a certificate of the chief financial officer of the Borrower setting forth the details thereof;

(E)              promptly upon any Obligor entering into any Indebtedness in excess of the equivalent of US$40 million, copies of the transaction documents related to such Indebtedness;

(F)               from time to time such additional information regarding the financial condition or business of the Obligors and their Material Subsidiaries as the Lenders or the Administrative Agent may reasonably request; provided that the Obligors shall not be required to provide pursuant to this section any information that (x) is subject to attorney-client or similar privilege or constitutes attorney work product, (y) is a confidential or proprietary trade secret or (z) is commercially strategic information (as determined in good faith by the Borrower); and

(G)             within five (5) Business Days from any Obligor’s obtaining knowledge thereof, notice of (i) any breach or non-performance of, or any default under, a contractual obligation of any Obligor or any Material Subsidiary thereof; (ii) the commencement of, or any material development in, any dispute, litigation, investigation, proceeding or suspension between any Obligor or any Material Subsidiary thereof and any Governmental Authority, including relating to tax events and liabilities; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Obligor or any Material Subsidiary thereof, including pursuant to any applicable EHS Laws, or (iv) any EHS Action commenced or threatened against any of them and of any facts or circumstances which will or are reasonably likely to result in any EHS Action being commenced or threatened against any of them, including an action plan describing all steps that should be taken in order to dismiss such EHS Action or remedy such facts or circumstances and confirming that adequate reserves for such EHS Action whether or not commenced have been made; in each case, only if such event or development has resulted or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to Section 10(a)(i)(D) or (G) shall be accompanied by a statement of the chief financial officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower and/or the applicable Subsidiary has taken and proposes to take with respect thereto and, if applicable, shall describe with particularity any and all provisions of this Agreement and any other Transaction Document that have been breached.

(ii)           Ranking; Priority. Each Obligor will take any and all actions necessary such that its payment obligations hereunder and under the NY Promissory Notes and the Brazilian Promissory Notes shall rank at least pari passu in right of payment with all other unsubordinated and unsecured Indebtedness of such Person, as from time to time existing, except as may be limited by bankruptcy, insolvency, recuperação judicial, recuperação extrajudicial, falência or similar laws affecting enforcement of creditors’ rights generally and as may be limited by equitable principles of general applicability

(iii)          Books and Records; Inspections. Each Obligor will, and will cause each of its respective Material Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all material dealings and transactions in relation to its business and activities in order to permit the preparation of its financial statements in accordance with Applicable GAAP. Each Obligor will and will cause each of its Material Subsidiaries to, at any reasonable time and from time to time upon reasonable notice, permit the Lenders or any agents or representatives thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, each Obligor and its respective Material Subsidiaries, and to discuss the operations, finances and accounts of each Obligor and its respective Material Subsidiaries with any of their respective officers and with their independent certified public accountants, provided that the Obligors and the Material Subsidiaries will not be required to disclose information to Lenders or any agents or representatives thereof that is prohibited by applicable law or is subject to attorney-client or similar privilege or constitutes attorney work product.

(iv)          Existence; Compliance with Laws. Each Obligor shall, and shall cause each of its respective Material Subsidiaries to, do or cause to be done all things from time to time necessary to (i) preserve, renew and keep in full force and effect its legal existence, rights (including without limitation all real and intellectual Property rights), privileges, licenses, franchises and any governmental or third party approvals necessary to conduct its business, (ii) maintain in full force and effect all licenses, recordings, registrations, permits, consents or authorizations of, or approvals by, any governmental authority necessary under applicable laws for the making and performance by it and for the validity and enforcement, of the Transaction Documents, (iii) comply in all respects with all applicable laws, rules, orders and regulations (including EHS Laws, labor laws and tax laws); and (iv) comply in all material respects with all applicable anti-money laundering laws, Anti-corruption laws and OFAC related sanctions, except, in the case of clause (iii) where the failure to so comply would not reasonable be expected to have a Material Adverse Effect.

(v)           Insurance. Each Obligor will, and will cause each of its respective Material Subsidiaries to, maintain its Property duly insured with reputable insurance companies or associations (in the good faith judgment of management) in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in similar locations, and, upon the request of the Lenders or the Administrative Agent (but no more than once per fiscal year), promptly furnish to the Lenders or the Administrative Agent copies or other evidence of such insurance policies as may be in effect from time to time; provided that notwithstanding the foregoing, none of the Obligors shall be required to obtain or maintain insurance that is more restrictive than their normal course of practice.

(vi)          Fiduciary Assignment of Receivables and Swap Fiduciary Assignments. (a) The Obligors will, at their own expense, take all actions that are reasonably necessary and as reasonably requested by the Lenders, to establish, maintain, protect and preserve the Liens purported to be created by the Fiduciary Assignment of Receivables and Swap Fiduciary Assignments, the first priority nature of such Liens and the effectiveness of the powers of attorney granted pursuant to such agreements. Without limiting the generality of the foregoing, the Obligors shall, at their own expense:

(A)             take all actions that are necessary to perfect the Liens created pursuant to the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignments on or before the Disbursement Date;

(B)              after the execution of the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignments, execute or cause to be executed and file or cause to be filed or register or cause to be registered all such agreements in all places necessary to create, maintain and perfect such security interests;

(C)              after the execution of the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignments, do everything necessary in the reasonable judgment of the Lenders and Swap Providers, as applicable, and as required by applicable law to maintain such agreements in full force and effect at all times; and

(D)             after the execution of the Fiduciary Assignment of Receivables and the Swap Fiduciary Assignment, ensure that at all times the Lenders, the Swap Providers and the Administrative Agent (on behalf of the Lenders) have a first priority security interest in the Collateral and that the Swap Providers have a first priority security interest in the Swap Collateral, in each case in accordance with the terms thereof.

(vii)         Use of Proceeds. The Obligors will ensure that the proceeds of the Advances will be used for the Stated Use in accordance with applicable regulations and that no part of the proceeds will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(viii)        Payment of Taxes, Assessments. The Obligors will, and will cause each of their respective Material Subsidiaries to, duly pay and discharge all Taxes, Other Taxes and/or, assessments, of any nature, imposed upon it, prior to the date on which penalties attach thereto: provided that such payment and discharge shall not be required so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Obligor shall have set aside on its books adequate reserves with respect thereto in accordance with Applicable GAAP and such contest operates to suspend collection of the contested tax or assessment or (b) the failure to pay or discharge such items could not reasonably be expected to have a Material Adverse Effect.

(ix)           Further Actions. Each Obligor shall, to the extent commercially reasonable, at its own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or (in the reasonable opinion of, and as requested by, the Lenders) advisable (provided such request is in compliance with applicable law), in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order (a) to enable the Obligors to lawfully enter into, exercise its rights and perform and comply with its obligations under the Transaction Documents, and (b) to ensure that the Obligors’ obligations under the Transaction Documents are legally binding and enforceable. Notwithstanding anything contained herein to the contrary, the Administrative Agent shall not have any obligation to take action in connection with the conditions or actions contemplated in this Section (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration).

(x)            Maintenance of Property. Each Obligor will, and will cause each of its respective Material Subsidiaries to, maintain and keep in good condition, repair and working order (normal wear and tear excepted) all properties used or useful in the conduct of its business and make all necessary repairs, renewals, replacements and improvements thereof, all of which in the reasonable judgment of such Obligor shall be necessary to properly conduct, at all times, its business, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(xi)           Know-Your-Customer Documentation. Each Obligor shall deliver to the Administrative Agent, at any time and immediately upon request, documentation in form, scope and substance satisfactory in order to enable the Administrative Agent or the Lenders to carry out all necessary “know your customer” or similar requirements and other information required by bank regulatory authorities.

(xii)          Swap Agreements. The Obligors shall enter into and thereafter maintain in full force and effect the Swap Agreements until all amounts owed hereunder with respect to the Advances shall be paid in full.

(xiii)         Filing in Brazil. Within 30 (thirty) days from the Disbursement Date, the Borrower shall evidence to the Lenders and the Administrative Agent the registration of the schedule of payments (esquema de pagamentos) of this Agreement and each Loan Agreement with the Central Bank.

(xiv)         Maintenance of Receivables. If at any time the amount of Receivables is reduced for any reason, the Borrower shall take all actions necessary or required under the Fiduciary Assignment of Receivables and Applicable Law to assign additional Visa and MasterCard debit card and credit card receivables owing to the Borrower (originally not bound by the Fiduciary Assignment of Receivables) in order to restore the amount of Receivables to that in effect on the Disbursement Date, all in accordance with the Fiduciary Assignment of Receivables.

(xv)          Applicable GAAP. Each Obligor and its respective Subsidiaries will ensure that its financial statements are prepared in accordance with Applicable GAAP, as in effect from time to time.

(xvi)         Performance of Obligations. Each Obligor will pay all amounts owed by it and comply with all its other obligations under the terms of the Transaction Documents.

(xvii)       Mandatory Prepayment Upon Asset Sale. Each Obligor shall apply any proceeds from any Real Estate Disposition in accordance with Section 10(b)(i)(l) and, if applicable, Section 3(d).

(xviii)      Anti-Corruption Policies. The Obligors will maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Obligors, their Subsidiaries and their respective directors, officers, employees and agents with Anti-corruption Laws, applicable anti-money laundering laws and applicable Sanctions. The Obligors shall not, and shall not permit any of their Subsidiaries or their respective directors, officers, employees and agents to, use the proceeds of any Advance (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anticorruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any Party hereto.

(ixx)        Additional Guarantors. The Obligors shall notify the Administrative Agent of any additional Person that should become a Guarantor under Section 35 and promptly thereafter (and in any event within five (5) Business Days), cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a joinder agreement, in form and substance satisfactory to the Lenders and the Administrative Agent, joining such Person to this Agreement or such other document as the Lenders and the Administrative Agent shall deem appropriate for such purpose, and (b) deliver to the Lenders and the Administrative Agent documents reasonably requested by it and favorable opinions of counsel to such Person (which shall cover, among other things, the due authorization, legality, validity, binding effect and enforceability of the documentation referred to herein), all in form, content and scope reasonably satisfactory to the Lenders and the Administrative Agent.

(b)               Negative Covenants of the Obligors. So long as any amount shall remain outstanding hereunder or any other Transaction Document, each Obligor will not and will not permit any of its Material Subsidiaries to:

(i)           Sales of Assets, Etc. Sell, transfer, lease, sale and lease-back, convey or dispose of (in one transaction or in a series of transactions) any of its properties or assets now owned or hereafter acquired by it (each such sale, transfer, lease, conveyance or disposition herein a “Disposition”), except for:

(a)          Dispositions of inventory (including restaurant equipment) sold, leased or licensed out in the ordinary course of business, motor-vehicles, obsolete,

used, worn-out or surplus assets or Property no longer useful to the business of such Person or economically impracticable to maintain;

(b)         Dispositions of cash or cash equivalents in the ordinary course of business;

(c)         Dispositions of account receivables or participations therein and any related assets, in connection with any Permitted Receivables Financing;

(d)         Dispositions of Property subject to or resulting from casualty losses and condemnation proceedings (including in lieu thereof or any similar proceedings);

(e)         the entry into of a franchise agreement with a sub-franchisee with respect to a restaurant that was previously operated and/or owned directly by an Obligor or one of its Material Subsidiaries and any Dispositions of any inventory (including restaurant equipment), goodwill and any other asset required to be disposed of in connection with such arrangements;

(f)          transactions permitted under Section 10(b)(ii);

(g)         Dispositions permitted under Section 10(b)(iii);

(h)         Dispositions of investments and accounts receivable in connection with the factoring, collection, settlement or compromise thereof in the ordinary course of business, provided that such Dispositions are at Fair Market Value and without recourse against the Obligors or any of their Material Subsidiaries;

(i)          Dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business and exclusive of factoring or similar arrangements;

(j)         the licensing or sublicensing of intellectual property or other general intangibles, including entering into cross-licensing arrangements, in the ordinary course of business and Dispositions in the ordinary course of business consisting of the abandonment or other disposition of intellectual property which is not material to, or not useful to, the conduct of the business of the Obligors or any of their Material Subsidiaries or no longer economically convenient to maintain;

(k)        Dispositions among the Borrower and the Guarantors or Subsidiaries that become Guarantors under the Transaction Documents, provided that any Disposition by an Obligor of all or substantially all of its assets or other Property to any Subsidiary that is not a Guarantor that is immediately followed as part of a series of related transactions by another Disposition of such business or Property to a Guarantor or another Person that substantially concurrently shall become a Guarantor shall not constitute a breach of this Section;

(l)         real estate Dispositions by any Obligor or any of its respective Subsidiaries (each, a “Real Estate Disposition”) the proceeds of which cannot exceed US$400 million in the aggregate, so long as (1) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof, (2) such Dispositions are made to a non-Affiliate (unless such Dispositions are on terms and conditions no less favorable than those which might be obtained in a comparable arm’s-length transaction at the time from a non-Affiliate and such acquiring Affiliate has become or becomes a Guarantor under the Transaction Documents) and (3) not less than 75% thereof shall be paid in cash (except in cases when consideration for the Disposition is paid in whole or in part through an exchange of assets of similar value to be used in the business of the Obligors, consistent with past practices of Arcos Dorados), provided that the proceeds thereof shall be applied as follows:

(A) With respect to proceeds in an amount up to but not exceeding US$200 million in the aggregate, upon five (5) Business Days prior notice to the Lenders and the Administrative Agent, (x) if the Consolidated Net Debt to Consolidated EBITDA Ratio for the most recently ended fiscal quarter is equal to or greater than 2.25 to 1.00, no later than ten (10) Business Days after the receipt of such proceeds (or such longer period as required by law, including any delay to the extent that the Borrower reasonably believes it is aware of any material non-public information or such longer period as may be required by the terms of the indebtedness to be repaid with such proceeds) apply or cause such proceeds to be applied to prepay any outstanding US$-denominated Indebtedness of any Obligor, or (y) if the Consolidated Net Debt to Consolidated EBITDA Ratio for the most recently ended fiscal quarter is below 2.25 to 1.00, apply or cause such proceeds to be applied to (a) no later than ten (10) Business Days after the receipt of such proceeds (or such longer period as required by law, including any delay to the extent that the Borrower reasonably believes it is aware of any material non-public information or such longer period as may be required by the terms of the indebtedness to be repaid with such proceeds) prepay any outstanding Indebtedness of any Obligor or (b) so long as no Default or Event of Default shall have occurred and be continuing, invest such proceeds within one hundred twenty (120) days of receipt thereof in assets of the general type used in the business of the Obligors.

(B) With respect to any proceeds in an amount in excess of US$200 million in the aggregate, upon five (5) Business Days prior notice to the Lenders and the Administrative Agent, (x) if the Consolidated Net Debt to Consolidated EBITDA Ratio for the most recently ended fiscal quarter is equal to or greater than 2.25 to 1.00, no later than ten (10) Business Days after the receipt of such proceeds (or such longer period as required by law, including any delay to the extent that the Borrower reasonably believes it is aware of any material non-public information or such longer period as may be required by the terms of the indebtedness to be repaid with such proceeds) apply or cause such proceeds to be applied to prepay any outstanding US$-denominated Indebtedness (including the Advances) of any Obligor on a pro rata basis, or (y) if Consolidated the Net Debt to Consolidated EBITDA Ratio for the most recently ended fiscal quarter is below 2.25 to 1.00, apply or cause such proceeds to be applied to (a) no later than ten (10) Business Days after the receipt of such proceeds (or such longer period as required by law, including any delay to the extent that the Borrower reasonably believes it is aware of any material non-public information or such longer period as may be required by the terms of the indebtedness to be repaid with such proceeds) prepay any outstanding US$-denominated Indebtedness (including the Advances) of any Obligor on a pro rata basis or (b) so long as no Default or Event of Default shall have occurred and be continuing, invest such proceeds within one hundred twenty (120) days of receipt thereof in assets of the general type used in the business of the Obligors, it being understood that the proceeds from Real Estate Dispositions shall be applied in accordance with Sections A and B above in minimum amounts of US$10 million.

(m)         any transaction or series of related transactions involving property or assets with a Fair Market Value not in excess of US$3.5 million.

(ii)           Mergers Etc. (a) Enter into any merger, consolidation or amalgamation in which (i) the Borrower or a Guarantor is not the surviving entity, or (ii) if any Guarantor merges with the Borrower, the Borrower is not the surviving entity, or (iii) any Person merges, consolidated or amalgamates with and into any Guarantor and (except as set forth in the preceding clause (a)(ii)) the surviving entity is not a Guarantor.

(b)           Enter into any merger, consolidation or amalgamation of any Obligor whereby the Consolidated Net Worth of Arcos Dorados less its tangible assets immediately after giving effect to any such transaction would be less than the Consolidated Net Worth of Arcos Dorados less its tangible assets immediately prior to any such transaction.

(iii)          Transactions with Affiliates. Enter, directly or indirectly, into any transaction with an Affiliate other than (a) in the ordinary course of business on terms and conditions no less favorable to it than those which might be obtained in a comparable arm’s-length transaction at the time from a Person which is not such an Affiliate or (b) if otherwise permitted under this Agreement, provided that the provisions of this Section 10(b)(iii) shall not apply to:

(A)           Subject to compliance with the provisions of Sections 10(b)(i), (v) and (ix), transactions with or among an Obligor and any Subsidiary or between or among Subsidiaries;

(B)            reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors and employees of an Obligor or any Material Subsidiary;

(C)            transactions undertaken pursuant to the terms of any agreement or arrangement to which an Obligor or any of its Material Subsidiaries is a party as of or on the Closing Date, as these agreements or arrangements may be amended, modified, supplemented, extended, renewed or replaced from time to time; provided that any future amendment, modification, supplement, extension, renewal or replacement entered into after the Closing Date will be permitted to the extent that its terms are not more materially disadvantageous to the Lender than the terms of the agreements or arrangements in effect on the Closing Date;

(D)            the entering into of a customary agreement providing registration rights to the shareholders of the Borrower and the performance of such agreements;

(E)             transactions or payments, including grants of securities, stock options and similar rights, pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business or approved by an Obligor’s Board of Directors in good faith;

(F)             any employment agreements entered into by an Obligor or any of its Material Subsidiaries in the ordinary course of business;

(G)            sales of accounts receivable, or participations therein, or any related transaction, in connection with any Permitted Receivables Financing;

(H)            loans and advances to officers, directors and employees of an Obligor or any Material Subsidiary in the ordinary course of business and not exceeding US$10 million (or the equivalent in other currencies) outstanding at any one time; and

(I)              Investments by the Borrower or any of its Subsidiaries permitted under Section 10(b)(ix).

(iv)          Liens. Create, assume or suffer to exist any Lien, other than:

(A)             Liens pursuant to any Transaction Document;

(B)              Liens for Taxes not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with Applicable GAAP;

(C)              carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than ninety (90) days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with Applicable GAAP;

(D)             pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith;

(E)              Liens incurred or deposits made to secure the performance of tenders, bids, leases, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, customs duties, performance bonds, government performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;

(F)              encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of the applicable Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(G)             Liens securing any judgments for the payment of money not constituting an Event of Default so long as any such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired;

(H)             (i) licenses, sublicenses, leases or subleases granted by the Borrower, any Guarantor or any Material Subsidiary to other Persons not materially interfering with the conduct of the business of such Borrower,

Guarantor or Material Subsidiary and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by the Agreement to which the applicable Person is a party;

(I)           Liens upon specific items of inventory or other goods and proceeds of the applicable Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(J)           Liens on patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of license to use such patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the applicable Person in the ordinary course of business of such Person or its Subsidiaries;

(K)          Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other Property relating to such letters of credit and products and proceeds thereof;

(L)           Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the applicable person, including rights of offset and set-off;

(M)         deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the applicable Person and any Liens thereon;

(N)          Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(O)          Liens securing the obligations of the applicable Person pursuant to Hedging Obligations;

(P)           Liens securing any Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under this Section not incurred pursuant to clause (S) or (U) hereof; provided that such new Liens:

(i) are no less favorable to the Lender and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; and

(ii) do not extend to any Property or assets other than the Property or assets securing the Indebtedness refinanced by such refinancing Indebtedness;

(Q)           Liens securing Indebtedness or other obligations of a Subsidiary owing to the Borrower, any Guarantor or another Subsidiary and permitted to be incurred under this Agreement;

(R)           Liens securing acquired Indebtedness not incurred in connection with, or in anticipation or contemplation of, the relevant merger, consolidation or amalgamation; provided that (i) such Liens secured such acquired Indebtedness at the time of and prior to the incurrence of such acquired Indebtedness by the applicable Person and were not granted in connection with, or in anticipation of the incurrence of such acquired Indebtedness by such Person, and (ii) such Liens do not extend to or cover any Property of the applicable Person other than the Property that secured the acquired Indebtedness prior to the time such Indebtedness became acquired Indebtedness of such Person and are no more favorable to the lienholders than the Liens securing the acquired Indebtedness prior to the incurrence of such acquired Indebtedness by such Person;

(S)           purchase money Liens securing purchase money Indebtedness or Capital Lease Obligations incurred to finance the acquisition or leasing of Property of the applicable Person used in the business of the Borrower and its Subsidiaries; provided that (i) the related purchase money Indebtedness does not exceed the cost of such Property and will not be secured by any property of the applicable Person other than the Property so acquired and (ii) the Lien securing such Indebtedness will be created within three hundred sixty-five (365) days of such acquisition;

(T)           Liens arising under any Permitted Receivables Financing;

(U)           Liens on the Capital Stock of any of the Obligors’ Subsidiary (other than any Material Subsidiary);

(V)           Liens under the CS L/C Documents;

(W)         Liens in favor of McDonald’s Latin America LLC created pursuant to the McDonald’s Security Documents and the McDonald’s Mortgages;

(X)          the interest of McDonald’s Latin America LLC, as franchisor under the Franchise Documents;

(Y)          Liens existing on the Closing Date and any extension, renewal or replacement thereof, other than Liens pursuant to any Transaction Document; or

(Z)          Liens that together with all other Liens granted by any other Obligor pursuant to this clause (Z) that secure an amount of aggregate Indebtedness of the Obligors outstanding at any one time not to exceed the lesser of (i) US$50 million (or the equivalent in other currencies) or (ii) 7.5% of Consolidated Total Assets.

(v)          Restricted Payments. Declare or make: (a) any dividend or distribution (in cash, Property or obligations) on or any other payment or distribution on account of or any payment for or any purchase, redemption, retirement or other acquisition, directly or indirectly of, any ownership interests in any Obligor or (b) any payment (in cash, Property or obligations) with respect to principal or interest on or any other payment or distribution on account of or any payment for, the purchase, redemption, retirement or other acquisition of, intercompany loans to any Affiliate or (c) the setting apart of any money for a sinking or other analogous fund for any of the foregoing, except:

(A)             dividends paid by a Material Subsidiary to an Obligor;

(B)              dividends paid by the Borrower to the Guarantors;

(C)              dividends paid by an Obligor or a Material Subsidiary solely in the common stock or other common Equity Interests of such Obligor or Material Subsidiary;

(D)             after January 1, 2017, dividends paid by Arcos Dorados to its shareholders (or interest or principal in respect of any intercompany loans paid by the Borrower or a Guarantor to any Affiliate (other than the Obligors)) so long as (x) no Default or Event of Default is continuing and (y) the Consolidated Net Debt to Consolidated EBITDA Ratio for the most recently ended fiscal quarter is below 2.0 to 1.0 (calculated on a pro forma basis in order to give effect to the proposed dividend payment or other capital distribution);

(E)              payments of principal of or interest on any intercompany loans to any Obligor;

(F)              payments of principal of or interest on any intercompany loans to any Affiliate in an amount not exceeding US$10 million in the aggregate over the term of this Agreement; unless concurrently with the making of any such payment, such Affiliate becomes a Guarantor under the Transaction Documents; and

(G)             the purchase, redemption or other acquisition, cancellation or retirement by an Obligor or any of its Subsidiaries of any ownership interests in any Obligor held by any present, former or future director, officer, employee, independent contractor or consultant of an Obligor or any of its Subsidiaries or their assigns, estates or heirs, in each case in connection with the repurchase provisions under employee stock option or stock purchase agreements, equity cancellation programs or other agreements entered into to compensate directors, officers, employees, independent contractors or consultants.

(vi)          Conduct of Business. Perform any action or engage in any transaction or operation outside of its stated corporate purpose or that is not in accordance with its bylaws or the Transaction Documents.

(vii)         Accounting Changes. Each Obligor shall not make or permit, nor shall it permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by Applicable GAAP.

(viii)        Amendments or Waivers of Organizational Documents. Each Obligor shall not agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its organizational documents which would materially adversely affect the rights of the Lenders under this Agreement or the other Transaction Documents.

(ix)           Investments. Each Obligor shall not, nor shall it permit any of its Material Subsidiaries to, make or hold any Investment, except:

(A)             Investments (including investments in the Capital Stock of any Material Subsidiary) outstanding on the date hereof;

(B)              cash and cash equivalents;

(C)              advances to officers, directors and employees of the Obligors made in the ordinary course of business;

(D)             Investments by any Obligor in any other Obligor;

(E)              Investments by the Obligors in a Subsidiary or a Person that upon the making of such Investment would become a Subsidiary (other than the Obligors) of the Obligors in an aggregate amount not exceeding US$2 million in the aggregate over the term of this Agreement; unless prior to or concurrently with the making of any such Investment, such Subsidiary becomes a Guarantor under the Transaction Documents;

(F)               Investments of any Material Subsidiary in an Obligor;

(G)             Investments received in connection with a permitted Disposition of assets;

(H)             Investments permitted under Section 10(b)(ii);

(I)              Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(J)              The purchase or other acquisition of the Capital Stock of any Person that, upon the consummation thereof, will become a Guarantor; and

(K)             Investments by the Obligors and their respective Material Subsidiaries not otherwise permitted under this section in an aggregate amount not to exceed U.S. $2 million (or the equivalent thereof) during the term of this Agreement.

(c)           Financial Covenants of the Borrower. So long as any amount shall remain outstanding hereunder or under any other Transaction Document, the Borrower will comply with the following financial covenant:

(i)            Adjusted Net Debt to EBITDA Ratio. Maintain an Adjusted Net Debt to EBITDA Ratio lower than 2.0 to 1.0, as of the last day of any fiscal quarter (in each case with respect to the period of four fiscal quarters ending on such day).

(d)           Financial Covenants of Arcos Dorados. So long as any amount shall remain outstanding hereunder or under any other Transaction Document, Arcos Dorados will comply with the following financial covenants:

(i)            Consolidated Net Debt to Consolidated EBITDA Ratio. Maintain a Consolidated Net Debt to Consolidated EBITDA Ratio as of the last day of any fiscal quarter (in each case with respect to the period of four fiscal quarters ending on such day) as set forth below:

(A) lower than 3.5 to 1.0 as of the last day of the fiscal quarters ended March 31, and June 30, 2016;

(B) lower than 3.25 to 1.0 as of the last day of the fiscal quarter ended September 30, 2016;

(C) lower than 3.0 to 1.0 as of the last day of the fiscal quarter ended December 31, 2016 and thereafter.

(ii)           Consolidated EBITDA to Consolidated Interest Expense Ratio. Maintain a Consolidated EBITDA to Consolidated Interest Expense Ratio greater than 2.5 to 1.0 as of the last day of any fiscal quarter (in each case with respect to the period of four fiscal quarters ending on such day).

Section 11. Events of Default. If any of the following events (each an “Event of Default”) shall occur and be continuing:

(a)          The Obligors shall fail to (i) pay any principal or any portion thereof of any Advance when due (whether at stated maturity, by acceleration, mandatory prepayment or otherwise) in accordance with the terms hereof or (ii) pay any interest or any portion thereof, payable under any Transaction Document within one (1) Business Day after any such amount becomes due in accordance with the terms thereof; or (iii) pay any fee or any other amount, or any portion thereof, payable under any Transaction Document within three (3) Business Days after any such amount becomes due in accordance with the terms thereof; or

(b)          Any representation, warranty, certification or statement made by any Obligor in any Transaction Document (including, without limitation, any representation or warranty made under Section 9 hereof), or in any certificate delivered pursuant thereto or in connection therewith, shall have been incorrect in any material respect on the date it was made; or

(c)          Any Obligor shall fail to perform, comply with or observe any other term, covenant or agreement contained in (i) this Agreement (except for the covenants set forth in Sections 10 and 35 of this Agreement, to which no cure periods shall apply) and such failure continues unremedied for a period of thirty (30) days after written notice thereof from the Administrative Agent (acting at the direction of the Majority Lenders) or (ii) any other Transaction Document required to be performed, complied with or observed by it and (except for the covenants set forth in Section 1.7 of the Fiduciary Assignment of Receivables, the covenants set forth in Sections 3.2.2, 3.2.2.1, 3.3, 4.1, 4.4, 4.6, 5.1, 5.2, 5.3, 5.4, 5.5, and 9.1 of Annex I to the Fiduciary Assignment of Receivables, and the covenants set forth in Sections 3.1, 3.5, 3.6, 7.1 and 11.1 of the Swap Fiduciary Assignments, to which no cure periods shall apply) and such failure shall continue unremedied for the lesser of (x) any cure period provided in such other Transaction Document, and (y) a period of thirty (30) days after written notice thereof from the Administrative Agent (acting at the direction of the Majority Lenders); or

(d)          Any Obligor or any of its Material Subsidiaries shall (i) fail to make any payment or observe or perform any other agreement or condition relating to any Indebtedness (other than Indebtedness owing to any Lender hereto or any of its Affiliates) or guaranty obligation having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) in an aggregate principal amount exceeding US$40 million (or the equivalent) when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (ii) fail to observe or perform any other agreement or condition relating to any such Indebtedness or guaranty obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such guaranty obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such guaranty obligation to become payable or cash collateral in respect thereof to be demanded; or

(e)          Any Obligor or any of its Material Subsidiaries shall fail to perform any obligation or pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness owing to any Lender or any of its Affiliates; provided that if such failure relates to any Indebtedness in an aggregate principal amount not exceeding US$100,000 (or the equivalent) such failure shall continue unremedied for a period of two (2) Business Days after such failure (unless such Indebtedness is accelerated, in which case no cure period shall apply); or

(f)           Any Transaction Document shall, at any time and for any reason, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the any Obligor, or any Obligor shall deny that it has any or further liability or obligation hereunder or thereunder; or

(g)          Any provision of any guarantee, aval, mortgage, pledge, Lien, security agreement or other document or agreement executed (whether as a condition precedent to this Agreement or subsequent hereto) to guarantee or secure the performance by any Obligor of any of its obligations under the Transaction Documents shall for any reason become unlawful, cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by the Person or entity executing such document or agreement, or such Person or entity (or such Obligor) shall deny any or further liability or obligation hereunder or thereunder; or the Collateral under the Fiduciary Assignment of Receivables or the Swap Collateral under the Swap Fiduciary Assignments shall at any time cease to constitute valid and fully perfected Liens granting a first priority security interest in the Collateral and Swap Collateral and (ii) any of the Fiduciary Assignment of Receivables or the Swap Fiduciary Assignments shall at any time for any reason cease to be valid and binding or in full force and effect; or

(h)          Any of the Obligors and any of its Material Subsidiaries shall be adjudicated bankrupt or insolvent, or is unable, or shall admit in writing that it is unable, to pay its debts as they mature, or shall make any assignment for the benefit of creditors; or any Obligor or any of its Material Subsidiaries shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, winding-up, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding or a proceeding seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its Property shall be instituted (by petition, application or otherwise) against any Obligor or any of its Material Subsidiaries and in either case shall remain undismissed for a period of thirty (30) days; or any judgment, writ, warrant of attachment of execution or similar process shall be issued or levied against a substantial part of the Property of any Obligor or any of its Material

Subsidiaries and such judgment, writ, or similar process shall not be released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i)           Any other event shall occur which under any applicable law would have an effect analogous to any of those events listed in Section 11(h) above, including, but not limited to, protestos in an aggregate amount exceeding R$5 million, recuperação judicial, recuperação extrajudicial or falência under Brazilian law and such event shall remain undismissed for a period of thirty (30) days; or

(j)           A Change of Control shall have occurred; or

(k)          Any judgment or order for the payment of money in an aggregate amount equal to or greater than US$40 million (or equivalent) (to the extent not covered by insurance as to which the insurer has not denied coverage) shall be rendered against any Obligor or any of its Material Subsidiaries (to the extent not paid in full within any applicable period for payment), and there shall be any period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order shall not be in effect; or

(l)           (i) If the Master Franchise Agreements are or become invalid, illegal, unenforceable or terminated prior to the Maturity Date; or (ii) any Material Breach under the Master Franchise Agreements occurs, unless cured or waived within the respective cure period, if any, under the Master Franchise Agreements or, if no cure period is applicable, unless (x) the Borrower is diligently pursuing the required waiver and (y) such waiver is obtained within forty-five (45) days after the date of the occurrence of such Material Breach; provided that, in respect of any other Indebtedness incurred by any Obligor after the date of this Agreement, if the terms and conditions of such Indebtedness provide for a waiver or cure period in respect of any Material Breach under the Master Franchise Agreements that is less than forty-five (45) days (the “Revised Cure Period”), then such Revised Cure Period shall automatically apply to this Agreement; or

(m)         There shall have occurred either (i) two Triggering Events of the type described in Section 33(e)(i) within any six-month period (irrespective of the cure of the first Triggering Event) or (ii) two Triggering Events of the type described in Section 33(e)(ii) within any twelvemonth period (irrespective of the cure of the first Triggering Event) and the Borrower shall fail to cure the second Triggering Event (without giving effect to the cure period of thirty (30) days set forth in Section 33(f)) under either (i) or (ii) above within three (3) Business Days after written notice thereof from the Administrative Agent (at the direction of the Majority Lenders); or

(n)          The Collateral Coverage Ratio shall be lower than 1.00 to 1.00 and the Borrower fails to remedy such shortage within three (3) Business Days after written notice thereof from the Administrative Agent (acting at the direction of the Majority Lenders) in accordance with Section 33(f);

then, subject to the rights to be performed according to the Fiduciary Assignment of Receivables and Section 33 of this Agreement, in any such event, the Administrative Agent may and, upon instructions by the Majority Lenders, shall, by notice to the Borrower declare the Advances, the NY Promissory Notes, the Brazilian Promissory Notes, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Obligors shall be obligated forthwith to make payment of the Advances, the NY Promissory Notes, the Brazilian Promissory Notes, all such interest and all such amounts without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Obligors; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under Section 11(h), the Lenders’ obligation to make any Advance shall automatically be terminated and the NY Promissory Notes and the Brazilian Promissory Notes and all amounts payable under the Transaction Documents shall automatically become immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and the Guarantors.

Section 12. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or any Transaction Documents (other than the Loan Agreements), and no consent to any departure by any Obligor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Administrative Agent, and then such agreement, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on any Obligor, in any case, shall entitle any Obligor to any other or further notice or demand in similar or other circumstances. Notwithstanding the foregoing, no such agreement, waiver or consent shall:

(a)	waive or amend any condition set forth in Section 8 without the written consent of each Lender;

(b)	postpone any scheduled date of payment of the principal amount of any Advances or any date for the payment of any other amount payable under this Agreement, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any such payment, without the written consent of each Lender directly affected thereby;

(c)	change the provisions of Section 5(d) or Section 32, or in the definition of “Proportionate Share”, in a manner that would alter the manner in which payments are shared, without the written consent of each Lender;

(d)	release any Guarantor from its obligation under its Guaranty hereunder without the written consent of each Lender;

(e)	except as provided in the Fiduciary Assignment of Receivables, release any of the Liens on the Collateral, without the written consent of each Lender; or

(f)	change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision of any Transaction Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent, as the case may be.

Section 13. No Waiver; Remedies. No failure on the part of the Lenders or the Administrative Agent to exercise, and no delay in exercising, any right, power or remedy hereunder, and no course of dealing between any Obligor and the Lenders, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 14. Judgment Currency. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in U.S. Dollars into another currency, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lenders could purchase U.S. Dollars with such other currency on the Business Day preceding that on which final judgment is given.

(b)          The obligation of the Obligors in respect of any sum due from it to the Lender hereunder or under the NY Promissory Notes and the Brazilian Promissory Notes shall, notwithstanding any judgment in currency other than U.S. Dollars, be discharged only to the extent that on the Business Day following receipt by the Lenders of any sum adjudged to be so due in such other currency the Lenders may in accordance with normal banking procedures purchase U.S. Dollars with such other currency; if the U.S. Dollars so purchased are less than the sum originally due to the Lenders in U.S. Dollars, the Obligors agree, as a separate obligation and notwithstanding any such judgment, to indemnify, jointly and severally, the Lenders against such loss, and if the U.S. Dollars so purchased exceed the sum originally due to the Lenders in U.S. Dollars, the Lenders agrees to remit to the relevant Obligor such excess.

Section 15. Consent to Jurisdiction; Waiver of Immunities. (a) This Agreement shall be deemed to have been made in New York County, New York. The Obligors and the Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement and the Obligors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Obligors hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Obligors hereby irrevocably appoint NATIONAL REGISTERED AGENTS, INC. (the “Process Agent”), with an office on the date hereof at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as their agent and attorney-in-fact with special powers to receive on behalf of such Obligor and its Property, as applicable, service of copies of the summons and complaint (including any citação inicial) and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the relevant Obligor in care of the Process Agent at the Process Agent’s above address, and the Obligors hereby irrevocably authorize and direct the Process Agent to accept such service on its behalf. The Obligors acknowledge and agree that the irrevocability of the appointment of the Process Agent is a condition of this Agreement and of the Advances. As an alternative method of service, the Obligors also irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Obligor at its address specified in Section 36 hereof. The Obligors shall issue an appointment letter in the format satisfactory to the Lenders (“Appointment Letter”) whereby such Obligors shall formally appoint the Process Agent per the terms of this Agreement. The Obligors agree that nothing in this Agreement shall affect the Lenders’ right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Obligor in any other jurisdiction. The Obligors agree that a final judgment against any of them in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(b)           Nothing in this Section 15 shall affect the right of the Lenders to serve legal process in any other manner permitted by law or affect the right of the Lenders to bring any action or proceeding against any Obligor or its properties in the courts of any other jurisdictions.

(c)           To the extent that any Obligor has acquired or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its Property, the Obligors hereby irrevocably waive such immunity in respect of their obligations under this Agreement, the NY Promissory Notes and the Brazilian Promissory Notes.

Section 16. Governing Law. (a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States.

(b)           For purposes solely of Article 9 of Brazilian Decree Law No. 4.657 dated September 4, 1942, the transactions contemplated hereby have been proposed to the Borrower by the Lenders.

Section 17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO A JURY TRIAL IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE OTHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 18. Right of Setoff. Upon the occurrence and during the continuance of any Default, the Lenders and each of their Affiliates are hereby irrevocably and unconditionally authorized at any time and from time to time during the term of this Agreement and until all amounts due under this Agreement have been paid in full to the Lenders, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Lenders (or any other branch, Affiliate or Subsidiary thereof) to or for the credit or the account of the

Borrower or the Guarantors against any and all of the obligations of the Borrower or the Guarantors now or hereafter existing under the Transaction Documents delivered hereunder, irrespective of whether the Lenders shall have made any demand under this Agreement, the NY Promissory Notes, the Brazilian Promissory Notes and whether such obligations may be unmatured. The Lenders agree promptly to notify the Borrower or the Guarantors, as applicable, after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Lenders under this Section 18 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Lenders and their Affiliates may have.

Section 19. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Obligors and the Lenders and their respective successors and assigns, except that the Obligors shall not have the right to assign their rights or obligations hereunder or any interest herein without the prior written consent of the Lenders. Upon execution and delivery of an Assignment and Assumption Certificate substantially in the form of Exhibit F hereto (or such other document satisfactory to the Administrative Agent) by a Lender and its assignee, such Lender may at any time (i) grant to any other Person participating interests in all or any part of its rights and obligations hereunder in the case of this clause (i) without notice to, or consent of, the Borrower or any other Party hereto; or (ii) assign all or any part of its rights and obligations hereunder to any other Person (other than a natural person), with the Borrower’s prior written consent, which consent shall be deemed granted if the Borrower fails to respond to a written request for its consent within five (5) Business Days (provided that such consent (x) shall not be unreasonably withheld or delayed and (y) shall not be required with respect to (A) any assignment to any Affiliate of the Lenders, provided that such assignment shall not increase or create additional costs or obligations to the Obligors or (B) any assignment made following the occurrence and during the continuance of any Default or Event of Default), provided that for (A) and (B) the assigning Lender shall notify the Borrower as soon as practicable after such assignment. In connection with such assignment or participation, the assignor may transfer to the assignee or participant, as applicable thereof such information concerning the Obligors as the said assignee or participant may reasonably require (unless and to the extent expressly prohibited by applicable law). To the extent of such assignment, such assignee shall have the same rights and benefits against the Obligors as it would have had if it were the respective assigning Lender hereunder. To the extent of such participation, such participant shall be entitled to the benefits of Sections 6 and 7, as if (and to the extent it complies with such provisions as if) it were its respective participating Lender hereunder. In order to make effective and upon any assignment by any Lender of all or a portion of its rights and obligations under the Agreement, the NY Promissory Note and the Brazilian Promissory Note issued in favor of the assigning Lender shall be substituted and replaced with a new note issued to the assignee or, in the case of partial assignments, with new notes issued to the respective Lender and the assignee in accordance with their respective proportion of rights, which new note shall state (or incorporate by reference) the name, address, interest in the Advances and stated interest owing to such assignee.

Section 20. Transfer of Information. The Obligors hereby authorize the Lenders to transfer to any potential assignee or participant or any other branch, Affiliate or Subsidiary, regardless of location, such information about the Obligors as the Lenders may acquire or come to acquire, including without limitation information concerning the credit relationship between the Lenders and any Obligor.

Section 21. Waiver of Consequential Damages. Neither the Lenders nor the Administrative Agent nor any of their Affiliates or partners thereof shall have any liability with respect to, and the Obligors hereby, to the fullest extent permitted by applicable laws, waive, release and agree not to sue upon, any claim for any special, indirect, punitive, exemplary or consequential damages suffered by any Obligor in connection with, arising out of, or in any way related to this Agreement, the Transaction Documents or any other related documents or the transactions contemplated hereby or thereby or the relationship established by this Agreement or any other related documents or any act, omission or event occurring in connection therewith. The foregoing waiver and release shall not be deemed to apply to direct compensatory damages.

Section 22. Indemnification. The Obligors, jointly and severally, hereby agree to indemnify, protect, save and keep harmless each Lender and the Administrative Agent and each of their respective officers, directors, shareholders, employees, Affiliates, successors, assigns, agents and servants (each, an “Indemnified Party”) from and against, and to pay to the respective Lender and the Administrative Agent promptly upon demand the amount of, any and all liabilities, obligations, losses, damages, penalties, injunctions, judgments, claims, actions, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable counsel fees) that may be imposed on, incurred by or asserted against any Indemnified Party in any way relating to or arising out, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Transaction Document, or (ii) the actual or alleged presence of hazardous materials on any property of the Borrower or any of the Guarantors or any EHS Action relating in any way to the Borrower or any of the Guarantors or (iii) any action taken or omitted by such Indemnified Party under this Agreement or any other Transaction Document, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Obligor or any other party, and regardless of whether any Indemnified Party is a party thereto, provided, however, that the Obligors shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence, bad faith or willful misconduct of such Indemnified Party as found in a final, non-appealable judgment by a court of competent jurisdiction. The Obligors also agree not to assert any claim against the Lenders or the Administrative Agent, any of their respective Affiliates, or any of their officers, directors, shareholders, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the this Agreement, any Transaction Document, any of the transactions contemplated hereby.

Section 23. Further Assurances. The Obligors hereby agree to execute and deliver, at the request of the Lenders or the Administrative Agent, such additional documentation as may be requested from time to time by the Lenders to evidence their respective obligations hereunder and to fully effect the purposes of the Transaction Documents.

Section 24. Costs and Expenses. (a) The Obligors shall pay all reasonable and documented costs and expenses, if any (including, but not limited to, legal fees of one primary counsel in Brazil and one primary counsel in the United States, agents’ costs and all other costs related therewith) incurred by the Lenders and the Administrative Agent in connection with the execution, delivery, administration, amendment and enforcement of the Transaction Documents and the instruments and documents to be delivered hereunder. Costs shall also include those related to registration and perfection of the Collateral and the Swap Collateral.

(b)          The Administrative Agent shall be entitled to the compensation to be agreed upon in writing with the Obligors, jointly and severally, for all services rendered by it under this Agreement and the Transaction Documents, and the Obligors jointly and severally, agree promptly to pay such compensation and to reimburse the Administrative Agent for its out-of-pocket expenses (including fees and expenses of counsel) incurred by it in connection with the services rendered by it under this Agreement and the Transaction Documents.

Section 25. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 26. Confidentiality. Each Lender and the Administrative Agent agree to hold all Confidential Information obtained pursuant to the provisions of this Agreement in accordance with its customary procedure for handling such information of this nature and in accordance with safe and sound banking practices; provided that nothing herein shall prevent the Lender or the Administrative Agent from disclosing and/or transferring such Confidential Information (i) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule, regulation or judicial process, (ii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iii) which had been publicly disclosed other than as a result of a disclosure by the Lender or the Administrative Agent prohibited by this Agreement, (iv) in connection with any litigation to which the Lender or the Administrative Agent is a party, or in connection with the exercise of any remedy hereunder or under this Agreement, (v) to the Lender’s or the Administrative Agent’s legal counsel and independent auditors and accountants, (vi) to the Lender’s or the Administrative Agent’s branches, subsidiaries, representative offices, Affiliates and agents and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes), and (vii) subject to provisions substantially similar to those contained in this Section 26, to any actual or proposed participant or assignee.

Section 27. Survival. Without prejudice to the survival of any other agreement of the Obligors hereunder, the agreements and obligations of the Obligors contained in Section 7, Section 22 and Section 31 shall survive the payment in full of principal and interest hereunder and under any instrument delivered hereunder.

Section 28. Patriot Act. Each Lender hereby notifies the Obligors that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow each Lender to identify the Obligors in accordance with the Patriot Act. The Borrower shall, and shall cause the Guarantors and each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Lenders or the Administrative Agent in order to assist the Lenders or the Administrative Agent in maintaining compliance with the Patriot Act.

Section 29. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 30. Headings Descriptive; Entire Agreement. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement. This Agreement and the other Transaction Documents and the other agreements or documents specifically referred to herein constitute the entire agreement among the parties hereto and thereto regarding the subject matter hereof and thereof and supersede all prior agreements, representations and understandings relating to such subject matter.

Section 31. Administrative Agent.

(a)           Appointment and Authority Each of the Lenders hereby irrevocably appoint the Administrative Agent to act on their behalf hereunder and authorize the Administrative Agent to take such actions on their behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Transaction Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 31 are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor the Guarantors shall have any rights as a third party beneficiary of any of such provisions.

(b)           Duties of Administrative Agent; Exculpatory Provisions. The duties of the Administrative Agent are solely administrative and ministerial in nature. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and no implied covenants or obligations shall be read into this Agreement against the Administrative Agent. In acting under this Agreement and the Transaction Documents, the Administrative Agent does not assume any obligation towards, or any relationship of agency or trust for or with, the Borrower, the Guarantors, the Lenders or any other Person.

Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Lenders, or any party designated in writing by either one to provide instructions on its behalf, provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to applicable law. The Administrative Agent shall not be liable for any action taken or not taken by it in the absence of its own gross negligence or willful misconduct.

None of the Administrative Agent nor any Affiliate thereof shall be responsible for or have any duty to ascertain or inquire into, except, in each case, with respect to its own express obligations for the following, (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith or the adequacy, accuracy and/or completeness of the information contained herein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or the occurrence of any Event of Default, or (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document. The Administrative Agent shall not be deemed to have knowledge of any Event of Default or of the event or events that give or may give rise to any Event of Default unless and until the Administrative Agent shall have received written notice from the Borrower or the Lenders in accordance with the terms hereof describing such Event of Default and such event or events. Notwithstanding anything contained herein to the contrary, the Administrative Agent shall not have any obligation and, in the absence of gross negligence, bad faith or willful misconduct, shall not incur any liability for its failure to take action related to or arising from the occurrence of an Event of Default.

Nothing in this Agreement shall require the Administrative Agent, its Affiliates or any of their respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors to monitor, process, file, record or in any way administer or safeguard the Collateral, Swap Collateral, NY Promissory Notes or the Brazilian Promissory Notes or any funds related thereto or resulting from the foreclosure thereof.

Nothing in this Agreement shall require the Administrative Agent, its Affiliates or any of its or its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors to carry out any “know your customer” or other checks in relation to any Person on behalf of the Lenders and each Lender confirms to the Administrative Agent that such Lender is solely responsible for any such checks the Lender is required to carry out and that the Lender may not rely on any statement in relation to such checks made by the Administrative Agent, its Affiliates or any of its or its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

(c)           Reliance by Administrative Agent. The Administrative Agent may conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it in good faith to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent may consult with legal counsel, independent accountants and other experts and agents selected by the Administrative Agent, and shall be entitled to rely upon, and shall not be liable for any action taken or not taken by it in accordance with, the advice of any such counsel, accountants or experts or agents. Before the Administrative Agent acts or refrains from acting, it may require instruction, an officer’s certificate or an opinion of counsel or any combination of the foregoing to be provided by or on behalf of the Borrower or the Lenders and the Administrative Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such instruction, officer’s certificate or opinion of counsel. The Administrative Agent may, at the expense of the Borrower, consult with counsel and the written advice of such counsel or any opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d)           Resignation of Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving at least thirty (30) Business Days’ notice thereof to the Lenders and the Borrower, unless the Lenders and the Borrower each consent to a shorter time. The Administrative Agent may be removed at any time with or without cause by written notice to the Administrative Agent by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring or removed Administrative Agent’s giving of notice of resignation or the Majority Lenders’ notice to remove an existing Administrative Agent, then such Administrative Agent may, on behalf of the Lenders and at the expense of the Borrower, appoint an Administrative Agent to succeed itself, which shall be a bank domiciled in a G-7 Country or Switzerland that has a combined capital and surplus of at least US$100 million (or its equivalent in any other currency), or, at the expense of the Borrower, petition any court of competent jurisdiction for the appointment of a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the replaced Administrative Agent, and the replaced Administrative Agent shall be discharged from its duties and obligations hereunder.

(e)           Risk of Administrative Agent’s Funds. None of the provisions contained in this Agreement shall require the Administrative Agent to expend, advance or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if there shall be reasonable ground for believing that the repayment of such funds or adequate indemnity against such liability is not satisfactorily assured to it. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement if, in connection with the taking of any such action, it shall not first be indemnified to its satisfaction against any and all risk of nonpayment, liability and expense that may be incurred by it, its agents or its counsel by reason of taking or continuing to take any such action.

(f)            Appointment of Administrative Agent/Attorneys. The Administrative Agent may execute any of its duties and obligations hereunder either directly or by or through agents or attorneys and, with respect to any such agents or attorneys appointed by the Administrative Agent. The Administrative Agent shall not be responsible for any negligence or willful misconduct on the part of any such agent or attorney appointed in good faith and with due care by it hereunder.

(g)           Incumbency Certificate/Specimen Signatures. The Administrative Agent may at any time request, and the Borrower, the Guarantors and/or the Lenders shall deliver, an officer’s certificate setting forth the specimen signatures and the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, which officer’s certificate may be signed by any Person authorized to sign an officer’s certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(h)           Force Majeure. Notwithstanding any provision herein to the contrary, in no event shall the Administrative Agent be liable for any failure or delay in the performance of its obligations under this Agreement because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Agreement, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, and other causes beyond its control whether or not of the same class or kind as specifically named above.

(i)            Damages. Anything in this Agreement to the contrary notwithstanding, in no event shall the Administrative Agent be liable under or in connection with the Transaction Documents for indirect, special, incidental, punitive or consequential losses or damages of any kind whatsoever, including but not limited to lost profits, whether or not foreseeable, even if the Administrative Agent has been advised of the possibility thereof and regardless of the form of action in which such damages are sought.

(j)            Rights and Obligations.

(x)       The Administrative Agent may:

(i)         assume, absent actual knowledge or written notice to the contrary, that (A) any representation made by any Person in connection with any Transaction Document is true, (B) no Event of Default exists, (C) no Person is in breach of or in default under its obligations under any Transaction Document and (D) any right, power, authority or discretion vested herein upon any other agent has not been exercised;

(ii)        assume, absent actual knowledge or written notice to the contrary, that any notice or certificate given by any Person has been validly given by a Person authorized to do so and act upon such notice or certificate unless the same is revoked or superseded by a further such notice or certificate;

(iii)       assume, absent written notice to the contrary, that the address, e-mail and telephone numbers for the giving of any written notice to any Person hereunder is that identified in Section 36 until it has received from such Person a written notice designating some other office of such Person to replace any such address or e-mail or telephone number and act upon any such notice until the same is superseded by a further such written notice;

(iv)       employ, at the expense of the Borrower, attorneys, consultants, accountants or other experts whose advice or services the Administrative Agent may reasonably determine is necessary (provided that in connection with an exercise of remedies following the occurrence of an Event of Default, the Administrative Agent shall be permitted to employ any such Person at the expense of the Borrower as it determines to be necessary in its sole discretion), may pay fees and expenses for the advice or service of any such Person and may rely upon any advice so obtained; provided that the Administrative Agent shall be under no obligation to act upon such advice if it does not deem such action to be appropriate;

(v)        rely on any matters of fact which might reasonably be expected to be within the knowledge of any Person upon a certificate signed by or on behalf of such party;

(vi)       rely upon any communication, certification, notice or document reasonably believed by it to be genuine;

(vii)      refrain from acting or continuing to act in accordance with any instructions contemplated to be provided hereunder to begin any legal action or proceeding arising out of or in connection with any Transaction Document until it shall have received such indemnity or security as it may reasonably require (whether by payment in advance or otherwise) for all costs, claims, losses, expenses (including reasonable legal fees and expenses) and liabilities which it will or may expend or incur in complying or continuing to comply with such instructions; provided that nothing in this clause shall be deemed to obligate any Lenders to provide any such indemnity or security; and

(viii)     seek instructions from the Majority Lenders as to the exercise of any of its rights, powers, authorities or discretions hereunder and in the event that it does so, it shall not be considered as having acted unreasonably when acting in accordance with such instructions or, in the absence of any (or any clear) instructions, when refraining from taking any action or exercising any right, power or discretion hereunder.

(y)          The Administrative Agent shall:

(i)         promptly deliver to each of the Lenders the non-administrative notices, certificates, reports, opinions, agreements and other documents which it receives under this Agreement and the other Transaction Documents in its capacity as Administrative Agent;

(ii)        except as otherwise expressly provided in any Transaction Document, perform its duties in accordance with the Transaction Documents and any instructions given to it by the Majority Lenders or Lenders, as applicable, which instructions shall be binding on all Lenders hereto;

(iii)       upon request of any Lender, organize conference calls or meetings for discussion among the Lenders of any proposed waivers, amendments or other action in respect of any Transaction Document; and

(iv)       if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it hereunder or under the other Transaction Documents in respect of the Transaction Documents.

(k)            Non-Action. The Administrative Agent shall not be required to take any action under this Agreement if taking such action (x) would subject the Administrative Agent to a tax in any jurisdiction where it is not then subject to a tax, if the Administrative Agent would not be indemnified for such tax hereunder, or (y) would require the Administrative Agent to qualify to do business in any jurisdiction where it is not then so qualified.

(l)             Authorization. Notwithstanding anything to the contrary contained herein, all rights and remedies of the Lenders under this Agreement or any Transaction Document may be exercised by the Administrative Agent, if so directed by the Majority Lenders or Lenders, as applicable, or as the Majority Lenders, or Lenders, as applicable, may otherwise direct.

(m)           Administrative Agent as Lender. With respect to the Advance made by it, any Person serving also as Administrative Agent hereunder shall have the same rights and powers under the Transaction Documents as any other Lender and may exercise the same as though it were not the Administrative Agent. The term “Lender” when used with respect to the Administrative Agent, shall, unless otherwise expressly indicated, include that Person in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, act as financial advisor or in any other advisory capacity for and generally engage in any kind of business with, any Person as if the Administrative Agent were not the Administrative Agent hereunder, without any duty to account therefor to the Lenders.

(n)            Administrative Agent as Calculation Agent. The Administrative Agent is only responsible for the determination, calculation or adjustment as expressly set forth as its responsibility in this Agreement.

(o)            Administrative Agent Indemnity. The Lenders agree to indemnify the Administrative Agent and each of its Affiliates, and their respective officers, directors, employees and representatives retained by the Administrative Agent for the purposes of performing its duties under this Agreement and each of the Transaction Documents (each, an “Administrative Indemnitee”) ratably in accordance with the principal amounts of the Advances held by the Lenders for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever (including reasonable legal fees and expenses) that may be imposed on, incurred by or asserted against the Administrative Indemnitee arising out of or by reason of any investigation in any way relating to or arising out of this Agreement or any other Transaction Document or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of any other Lender, the Administrative Agent or the party to be indemnified.

Section 32. Intercreditor Arrangements.

(a)           Pro Rata Treatment. Except as otherwise provided herein, each payment of principal and interest on the Advances shall be shared among the Lenders pro rata according to their respective Proportionate Share.

(b)           Sharing of Non-Pro Rata Payments.

(i)            Except as otherwise provided herein, each Lender agrees that in the event any Lender shall obtain payment of any amounts due to it on or in respect of the obligations under the Transaction Documents (except with respect to the Swap Collateral, which is for the sole benefit of each of the Swap Providers party to a Swap Fiduciary Assignment), whether through exercise of a right of setoff, banker’s lien or counterclaim or from any security or from any realization (whether through attachment, foreclosure or otherwise) of assets of the Obligors, and such payment is greater than the amount allocable to such Lender under Section 32(a) (Pro Rata Treatment), such Lender shall promptly remit to the other Lenders the amount of such payment necessary to ensure that each Lender shall have received the Proportionate Share amount due to that Lender. If any such redistributed or shared payment is rescinded or must otherwise be restored by the Lender that first obtained it, each other Lender that shares the benefit of such payment shall return to such Lender its portion of the payment so rescinded or required to be restored. Each Lender shall notify each other Lender of any payment received in respect of the obligations under the Transaction Documents in excess of its Proportionate Share.

(ii)           Nothing contained in this Section 32 shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Obligors. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a set-off to which this Section 32 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lender entitled under this Section 32 to share in the benefits of any recovery on such secured claim.

(c)           Presumption Regarding Payments. Any payment received pursuant to the Fiduciary Assignment of Receivables that is subject to the provisions of this Section 32 (Intercreditor Arrangements) may be presumed to have been properly received in accordance with this Section 32 (Intercreditor Arrangements) unless the Administrative Agent notifies all Parties that such payment was not made pro rata among the Lenders according to their respective Proportionate Share.

Section 33. Collateral Account.

(a)           Establishment of Account. The Borrower confirms that the Collateral Account has been created on or before the date hereof, which account shall continue to be maintained thereafter in accordance with the terms of this Section 33 and the Fiduciary Assignment of

Receivables. The Borrower hereby authorizes and acknowledges that the Brazilian Account Manager shall credit the Collateral Account with the amounts of any payments in respect of Receivables or other payments directed thereto and all interest which may accrue thereon and other proceeds therefrom, as more fully set forth in the Fiduciary Assignment of Receivables and herein. Subject to the provisions hereof and of the Fiduciary Assignment of Receivables, the Collateral Account shall be under the full control of the Brazilian Account Manager.

(b)           Deposits into Collateral Account. The Borrower shall deposit into the Collateral Account upon receipt, and shall instruct all Persons from whom such amounts are due to the Borrower to pay directly into the Collateral Account, all amounts due and payable to the Borrower in respect of the Receivables.

(c)           Releases from Collateral Account. Except when a Triggering Event or Event of Default has occurred, as provided in this Section 33, subparagraphs (d) and (e), each amount deposited into the Collateral Account shall be withdrawn from the Collateral Account on the first Business Day after receipt thereof and transferred to the Borrower, as provided for in the Fiduciary Assignment of Receivables.

(d)           Remedies During Triggering Events.

(i)            Upon the occurrence of any Triggering Event, the Brazilian Account Manager shall, as provided for in the Fiduciary Assignment of Receivables, hold all amounts on deposit in or credited to the Collateral Account for the benefit of the Administrative Agent (for the accounts of the Lenders) until such amounts equal the Debt Retention Amount (any such amount, the “Withheld Amount”).

(ii)           If at any time such Triggering Event has been waived or cured in accordance with the cure right set forth in Section 33(f), any amounts then on deposit in or credited to the Collateral Account shall be immediately released to the Borrower. If any payment date falls within the cure period for any Triggering Event in accordance with Section 33(f), any amounts then on deposit in or credited to the Collateral Account shall only be released to the Borrower after the Administrative Agent confirms that such payment has been made by the Obligors.

(iii)          In the event that the Triggering Event has not been waived or cured in accordance with Section 33(f), the Brazilian Account Manager shall withdraw and transfer such Withheld Amount to the Brazilian Reais accounts specified by each of the Lenders, all as set forth in the instructions from the Administrative Agent as notified in writing by the Lenders, and thereafter transfer amounts on deposit in or credited to the Collateral Account (that are, for avoidance of doubt, in an aggregate amount greater than the Withheld Amount) to the Borrower.

(iv)          In the event that, upon the conversion of any Withheld Amounts that are denominated in Reais to U.S. Dollars for application to the payment of any amount due to the Lenders, the U.S. Dollars actually received by the Lenders are less than the sum originally due to the Lenders in U.S. Dollars, the Obligors shall indemnify the Lenders and the Administrative Agent against any loss or damage which arises from any variation in rates of exchange between the currency in which such amount was due and the currency in which any payment was made between the date of the said amount becoming due and the date of actual receipt in U.S. Dollars thereof.

(e)           Triggering Events. Section 33(d) above shall apply in case any of the following events occurs (each a “Triggering Event”):

i.	The average monthly Receivables cash flow (by reference to each six-month period) that has been transferred through the Collateral Account is less than (a) R$40 million in 2016; (b) R$41 million in 2017; (c) R$42 million in 2018; and (d) R$43 million in 2019. The average monthly Receivables cash flow (by reference to each six-month period) shall be calculated monthly (on the basis of a continuing six-month period and commencing on the date falling six (6) months after the Disbursement Date) by the Brazilian Account Manager and informed to the Lenders and the Administrative Agent (as provided for in the Fiduciary Assignment of Receivables);

ii.	The Collateral Coverage Ratio shall be lower than 1.25 to 1.00 for two consecutive fiscal quarters;

iii.	The Collateral Coverage Ratio shall be lower than 1.00 to 1.00 at any time;

iv.	A Default shall occur and be continuing under Section 10 (c) or (d); or

v.	Any other Default shall occur and be continuing.

(f)            Triggering Event Cure. (i) The Obligors may cure any non-compliance with any of the Triggering Events set forth in Section 33(e)(i) and (ii) by taking all actions necessary or required under the Fiduciary Assignment of Receivables and Applicable Law to assign additional Visa and MasterCard debit card and credit card receivables owing to the Borrower (originally not bound by the Fiduciary Assignment of Receivables) in order to restore the minimum Collateral Coverage Ratio, as further described in the Fiduciary Assignment of Receivables, within thirty (30) Business Days of the relevant determination date evidencing such non-compliance. (ii) The Obligors may cure any non-compliance with the Triggering Event set forth in Section 33(e)(iii) by taking all actions necessary or required under the Fiduciary Assignment of Receivables and Applicable Law to assign additional Visa and MasterCard debit card and credit card receivables owing to the Borrower (originally not bound by the Fiduciary Assignment of Receivables) in order to restore the minimum Collateral Coverage Ratio, as further described in the Fiduciary Assignment of Receivables, within three (3) Business Days of the relevant determination date evidencing such noncompliance.

(g)           Events of Default Notice. Upon the occurrence of any Event of Default, the Administrative Agent shall, upon receipt of written instructions from the Majority Lenders,

provide notice thereof to the Brazilian Account Manager of such Event of Default. Upon receipt of such notice, the Brazilian Account Manager shall hold all amounts on deposit in or credited to the Collateral Account for the benefit of the Administrative Agent (for the accounts of the Lenders), and make no disbursements thereof unless otherwise directed in writing by the Administrative Agent, unless the Brazilian Account Manager receives written notice from the Administrative Agent as notified in writing by the Majority Lenders that such Event of Default has been waived or cured or no longer exists, in which event the terms of this Section 33(g) shall thereafter be inapplicable to such Event of Default.

(h)           Remedies During Events of Default. Notwithstanding any provisions to the contrary herein, while an Event of Default has occurred and is continuing, upon receiving written instructions from the Administrative Agent as directed in writing by the Majority Lenders, the Brazilian Account Manager shall apply or direct the application of any cash balance then on deposit in or credited to the Collateral Account to the payment to the Lenders of any of the obligations of the Obligors under the Transaction Documents then due and unpaid (including any amounts accelerated), all as set forth in the instructions from the Administrative Agent as notified in writing by the Majority Lenders.

(i)            Collateral Coverage Ratio Calculation. The Collateral Coverage Ratio shall be calculated and informed to the Lenders and the Administrative Agent as provided for in the Fiduciary Assignment of Receivables.

(j)            All transfers made pursuant to this Section 33 shall be made via wire transfer to the accounts specified in writing to the applicable payor by the applicable recipient from time to time.

Section 34. Waivers. To the fullest extent permitted by law, the Guarantors hereby irrevocably waive promptness, diligence, presentment, demand, protest, notice of acceptance and any other notice with respect to the Transaction Documents and the obligations under this Section 34 and any requirement that the Lenders protect, secure, perfect or otherwise take action to ensure any security interest or Lien on any Property subject thereto or exhaust any right or take any action against the Borrower or any other person or any Collateral. The Guarantors also irrevocably waive, to the fullest extent permitted by law, all defenses which at any time may be available to them in respect of the guaranteed obligations and the obligations under this Section 34 by virtue of any statute of limitations, valuation, stay, moratorium law or other similar law now or hereafter in effect. In addition, the Guarantors irrevocably and unconditionally waive all benefits under Articles 366, 821, 824, 827, 829 sole paragraph, 834, 835, 837, 838 and 839 of the Brazilian Civil Code and Articles 77 and 595 of the Brazilian Code of Civil Procedure or any equivalent articles that may replace them.

Section 35. Guaranty. (a) For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as an inducement to the Lenders to make the Advances available to the Borrower, each Guarantor hereby unconditionally and irrevocably guarantees to the Lenders and the Administrative Agent and each of their respective successors and assigns (as primary obligor and not merely as a surety) the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the

Advances, the NY Promissory Notes, the Brazilian Promissory Notes, the Swap Agreements and all other amounts whatsoever from time to time owing to the Lenders by the Borrower under this Agreement, the NY Promissory Notes, the Brazilian Promissory Notes, the Swap Agreements or any other agreement or instrument referred to herein or therein; and (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

(b)          Obligations Unconditional. The obligations of each Guarantor under Section 35(a) hereof are absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Borrower under this Agreement, the NY Promissory Notes, the Brazilian Promissory Notes or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 35(b) that the obligations of each Guarantor hereunder shall be absolute and unconditional, under any and all circumstances. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended or renewed, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement, the NY Promissory Notes, the Brazilian Promissory Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the NY Promissory Notes, the Brazilian Promissory Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations, including any change of the manner or place of payment or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with or any substitution, non-perfection or impairment of any Collateral or Swap Collateral securing payment of the Guaranteed Obligations;

(iv) any Lien granted to, or in favor of, the Lenders as security for any of the Guaranteed Obligations shall fail to be perfected;

(v) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of the Guaranteed Obligations or the Lenders’ rights with respect thereto, including, without limitation: (A) the application of any such law, regulation, decree or order, including any prior approval, which would prevent the exchange of a non-USD currency for U.S. Dollars or the remittance of funds outside of such jurisdiction or the unavailability of U.S. Dollars in any legal exchange market in such jurisdiction in accordance with normal commercial practice; or (B) a declaration of banking moratorium or any suspension of payments by banks in such jurisdiction or the imposition by such jurisdiction or any governmental authority thereof of any moratorium on, the required rescheduling or restructuring of, or required approval of payments on, any indebtedness in such jurisdiction; or (C) any expropriation, confiscation, nationalization or requisition by such country or any governmental authority that directly or indirectly deprives the Borrower of any assets or their use or of the ability to operate its business or a material part thereof; or (D) any war (whether or not declared), insurrection, revolution, hostile act, civil strife or similar events occurring in such jurisdiction which has the same effect as the events described in clause (A), (B) or (C) above (in each of the cases contemplated in clauses (A) through (D) above, to the extent occurring or existing on or at any time after the date of the Guaranteed Obligations;

(vi) any illegality, lack of validity or enforceability of any Guaranteed Obligation;

(vii) the existence of any claim, set-off or other rights that the Guarantors may have at any time against the Borrower, the Lenders, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(viii) any change in the corporate existence, structure or ownership of the Borrower, or any bankruptcy, insolvency, reorganization, liquidation or similar proceedings in respect of the Borrower shall be commenced or prosecuted; or

(ix) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Lenders that might otherwise constitute a defense available to, or a legal or equitable discharge of, the Borrower or the Guarantors or any other guarantor or surety.

Each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Lenders or the Administrative Agent exhaust any right, power or remedy or proceed against the Borrower under this Agreement, the NY Promissory Notes, the Brazilian Promissory Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Without limiting the generality of the foregoing, each Guarantor guarantees that it shall pay the Lenders strictly in accordance with the express terms of the Advances, the NY Promissory Notes, the Brazilian Promissory Notes, including in the amounts and in the currency expressly agreed to hereunder, irrespective of and without giving effect to any laws of the jurisdiction where the Borrower is principally located in effect from time to time, or any order, decree or regulation in the jurisdiction where the Borrower is principally located.

The amounts payable at any time to each Lender with respect to the Guaranteed Obligations shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

(c)            Reinstatement. The obligations of each Guarantor under this Section 35 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and each Guarantor agrees that it will indemnify the Lenders on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

(d)            Remedies. Each Guarantor agrees that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement, the NY Promissory Notes, and the Brazilian Promissory Notes may be declared to be forthwith due and payable as provided in Section 11 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 11(h)) for purposes of Section 35(a) hereof notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantor for purposes of this Section 35.

(e)            Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Section 35 constitutes an instrument for the payment of money, and consents and agrees that the Lenders, at their sole option, in the event of a dispute by the Guarantors in the payment of any moneys due hereunder, shall have the right to bring motion action under New York CPLR Section 3213.

(f)             Taxes on Guarantee Payments. All payments made by the Guarantors under this Section 35 shall be payable in the manner required for payments by the Borrower hereunder, including: (i) the obligation to make all such payments in accordance with Section 6 of this Agreement, (ii) the obligation to pay interest at the Default Rate and (iii) the obligation to pay all amounts due hereunder and under the NY Promissory Notes in U.S. Dollars or the Brazilian Promissory Notes in Reais. The Guarantors agree to complete and deliver all forms reasonably requested by the Lenders in connection therewith to ensure that withholding is not required by the Obligors, Lenders or the Administrative Agent.

(g)            Continuing Guarantee. The guarantee in this Section 35 is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising

(h)            Waiver. Notwithstanding the preceding paragraph, each Guarantor hereby undertakes that, without limiting any of its obligations hereunder, if and to the extent that Brazilian law shall be deemed to apply to any of its obligations hereunder, for those purposes, its obligation to make payment hereunder shall be deemed to be that of a “fiadora e principal pagadora, solidariamente responsável” with the Borrower. In addition, for such purposes, each Guarantor hereby expressly waives and renounces, to the fullest extent permitted by applicable law, any and all rights and/or benefits they may have under articles 333 sole paragraph, 366, 827, 829, 830, 834, 835, 837, 838 and 839 of Law No. 10,406 of January 10, 2002, as amended, and articles 130 and 794 of Law No. 13,105 of March 16, 2015, as amended. Notwithstanding the preceding paragraph, each Guarantor hereby undertakes that, without limiting any of its obligations hereunder, if and to the extent that Uruguayan law shall be deemed to apply to any of its obligations hereunder, for those purposes, its obligation to make payment hereunder shall be deemed to be that of a “fiador solidario” with the Borrower. In addition, for such purposes, each Guarantor hereby expressly waives and renounces, to the fullest extent permitted by applicable law, any and all rights and/or benefits they may have of first claim and division and the rights arising from sections 1542 of the Uruguayan Civil Code accepting that this guarantee shall include and guarantee the renewals, extensions, redocumentations or refinancings of the Guaranteed Obligations, even in the cases of novation of the debt.

(i)            Subrogation. Upon making a payment under this Section 35, the Guarantors shall be subrogated to the rights of the payee against the Borrower with respect to such obligation; provided that the Guarantors shall not enforce any payment by way of subrogation, indemnity or otherwise, or exercise any other right, against the Borrower (or otherwise benefit from any payment or other transfer arising from any such right) so long as any payment obligations (other than on-going but not yet incurred indemnity obligations) of the Borrower remain unpaid and/or unsatisfied under the Transaction Documents.

(i)            Stay of Acceleration. If acceleration of the time for payment of any amounts payable under the Transaction Documents is stayed due to any event described in Section 11(h), then all such amounts otherwise subject to acceleration under this Agreement shall nonetheless be payable by the Guarantors hereunder immediately upon demand by the Lenders.

Section 36. Notices. (a) Except as otherwise expressly provided herein or in any Transaction Document, all notices and other communications provided for hereunder or thereunder shall be (i) in writing (including by facsimile or electronic mail), (ii) written in the English language and (iii) emailed or sent by overnight courier (if for inland delivery) or international courier (if for overseas delivery) to a party hereto at its address and contact number specified in Schedule III or at such other address and contact number as is designated by such party in a written notice to the other parties hereto.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, upon delivery, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 37 (Posting of Approved Electronic Communications) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified with respect to such posting that a communication has been posted to the Approved Electronic Platform, (iv) if delivered by facsimile, upon receipt of confirmation of successful transmission, and (v) if delivered by electronic mail, when transmitted to an electronic mail address as provided in clause (a); provided that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clauses (a) and (b) be followed) and any other provision in this Agreement or any other Transaction Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall and shall ensure that any other Obligor delivers all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to the email address provided by it or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to an Obligor in any manner authorized in this Agreement or to request that an Obligor effect delivery in such manner.

Section 37. Posting of Approved Electronic Communications. (a) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on Debt Domain, Intralinks or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approve distribution of the

Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE ADMINISTRATIVE AGENT’S GROUP WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OTHER MEMBER OF THE ADMINISTRATIVE AGENT’S GROUP IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lenders and the Borrower agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

Section 38. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any parties to any Transaction Document, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Transaction Document, other than as an Excluded Liability may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

1.	a reduction in full or in part or cancellation of any such liability including without limitation a reduction in any accrued or unpaid interest in respect of such liability;

2.	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Transaction Document; or

3.	the variation of the terms of such liability under this Agreement or any other Transaction Document in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA. as Borrower

By:	/s/ Boris Gris
Name: Boris Gris
Title: Attorney-in-Fact

ARCOS DORADOS HOLDINGS INC. as Initial Guarantor

By:	/s/ Mariano Tannenbaum
Name: Mariano Tannenbaum
Title: Finance and Planning Senior Director

ARCOS DEL SUR S.R.L. as Initial Guarantor

By:	/s/ Woods Staton
Name: Woods Staton
Title: Director

(Common Terms Agreement)

CITIBANK, N.A. as Administrative Agent

By:	/s/ Rolfo Velance
Name: Rolfo Velance
Title: Attorney-in-Fact

(Common Terms Agreement)

CITIBANK, N.A. as an initial Lender

By:	/s/ Rolfo Velance
Name: Rolfo Velance
Title: Attorney-in-Fact

(Common Terms Agreement)

ITAU BBA INTERNATIONAL PLC as Initial Lender

By:	/s/ Washington de Jesus Bonifacio
Name:
Title:

Washington de Jesus Bonifacio RG: 21.483.111 CPF: 125.336.788-48

By:	/s/ Evelin Manente de Morais Vera
Name:
Title:

Evelin Manente de Morais Vera CPF: 177.350.288-30 RG: 24.452.174-8

(Common Terms Agreement)

BANK OF AMERICA N.A. as an Initial Lender

By:	/s/ Renata Peixoto
Name: Renata Peixoto
Title: Managing Director

(Common Terms Agreement)

BANCO SANTANDER (BRASIL) S.A., CAYMAN ISLANDS BRANCH as an Initial Lender

By:	/s/ João Guilherme Bertti Targino
Name:
Title:

João Guilherme Bertti Targino Coordenador 594636

By:	/s/ Roberto Gândara Gregorio
Name:
Title:

Roberto Gândara Gregorio Coord . Corporate 610241

(Common Terms Agreement)

JPMORGAN CHASE BANK, N.A. as an Initial Lender

By:	/s/ Jason Trala
Name: Jason Trala
Title: Executive Director

(Common Terms Agreement)

EXHIBIT A

FORM NOTICE OF BORROWING

[Letterhead of the Borrower]

Date of this Notice of Borrowing: [ ], 2016

To: [Lender]

cc:	Administrative Agent
	Address:	388 Greenwich Street, 14th Floor
New York, NY 10013

Attention:	Albert P. Mari
Email:	albert.p.mari@citi.com
Telephone No.:	+ 1212 816 1807

Reference is made to the Common Terms Agreement, dated as of [ ], 2016 (as amended, amended and restated, extended, supplemented or otherwise modified or replaced from time to time, the “Agreement”), among by and among Arcos Dourados Comércio de Alimentos Ltda. (the “Borrower”), the financial institutions from time to time party thereto as lenders and Citibank, N.A., as the Administrative Agent. All capitalized terms used but not defined herein have the meanings assigned to such terms in the Agreement.

This Notice of Borrowing (this “Notice”) is delivered to you pursuant to and in accordance with Section 2 of the Agreement.

The Borrower hereby irrevocably requests a borrowing under the Agreement, as follows:

(a) Lender: [__]

(b) Disbursement Date: [__], 2016

(c) Amount of Advance: US$[__], equal to the Lender Commitment (the “Borrowing”)

The undersigned hereby instructs the Lender to cause such Borrowing to be effected by wire transfer of the amount of such Borrowing to the following account:

Bank: [__]
ABA: [__]
Account #: [__]
Account Name: [__]

Each condition set forth in Section 8 of the Agreement has been satisfied as of the date hereof unless waived in writing by the Administrative Agent (acting at the direction of the Majority Lenders).

[signature page follows]

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA. as Borrower

By:
Name:
Title:

EXHIBIT B

FORM OF BRAZILIAN PROMISSORY NOTE

(Free translation: the Brazilian Promissory Note will be executed in Portuguese.)

Due date: Payable at sight

Amount: US$[__] ([__] US dollars)

Place of Payment: City of São Paulo, State of São Paulo, Brazil

On the due date above mentioned, by this sole counterpart of Promissory Note we hereby irrevocably and unconditionally promise to pay, in immediately available and freely transferable funds, to [Name of Lender] (the “Lender”), the sum in Reais equivalent to US$[__] ([__] US dollars), by conversion into Reais at the exchange rate of sale of US dollars published by the Central Bank of Brazil on its website (www.bcb.gov.br), in the first business day prior to the payment date, or any other rate that may replace it pursuant to regulation issued by the Central Bank of Brazil.

This Promissory Note shall be presented for payment at any time within [__] ([__]) days counted from the date hereof.

This Promissory Note is issued in the City of São Paulo, State of São Paulo, Brazil on the date set forth, and shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

Under the laws of Brazil, according to the Decree No. 57,663/66 and the Civil Code, the issuer expressly agrees that the presentation for payment on demand of this promissory note shall be extended until [__].

Date: [__]

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA.

By:
Title:

Guaranteed by aval:

ARCOS DEL SUR S.R.L.	ARCOS DORADOS HOLDINGS INC.

NOTA PROMISSÓRIA

Vencimento: à vista

Valor: US$[__] ([__] dólares dos Estados Unidos)

Praça de Pagamento: Cidade de São Paulo, Estado de São Paulo, Brasil

No dia do vencimento acima indicado pagaremos por esta única via de Nota Promissória, de forma irrevogável e incondicional, à [Name of Lender] (“Credor”) ou à sua ordem, em fundos imediatamente disponíveis e livres para transferência, a quantia em Reais equivalente a US$[__] ([__] dólares dos Estados Unidos), apurada pela taxa média de venda de dólares dos Estados Unidos da América no mercado de câmbio, divulgada pelo Banco Central do Brasil em seu website (www.bcb.gov.br), taxa essa referente ao dia útil imediatamente anterior ao do efetivo pagamento deste título, ou qualquer outra taxa de câmbio que venha, por medida do Banco Central do Brasil, a substituir a referida taxa de câmbio.

A presente Nota Promissória poderá ser apresentada para pagamento a qualquer tempo, dentro de [__] ([__]) dias a contar desta data.

Esta Nota Promissória é emitida na Cidade de São Paulo, Estado de São Paulo, Brasil, na data estabelecida abaixo, e será regida e constituída de acordo com as leis da República Federativa do Brasil.

A emitente expressamente concorda que a apresentação para pagamento à vista desta nota promissória poderá ser feita até [__] , de acordo com o estabelecido no Decreto n°. 57,663/66 e Código Civil.

Data: [__]

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA.

Nome:
Cargo:

Garantida por aval:

ARCOS DEL SUR S.R.L.	ARCOS DORADOS HOLDINGS INC.

Nome:	Nome:
Cargo:	Cargo:

EXHIBIT C

FORM OF SOLVENCY CERTIFICATE

São Paulo, [ ], 2016

This Solvency Certificate is being executed and delivered pursuant to Section 8 of that certain Common Terms Agreement (the “Agreement”; the terms defined therein being used herein as therein defined).

I, [__], the [Chief Financial Officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify as follows:

1.	I am generally familiar with the businesses and assets of the Borrower and the Guarantors, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower and the Guarantors pursuant to the Agreement; and

2.	As of the date hereof and after giving effect to the incurrence of the indebtedness and obligations being incurred in connection with the Agreement and the Transaction Documents, that, (i) the sum of the debt (including contingent liabilities) of the Borrower and the Guarantors, taken as a whole, does not exceed the fair value of the assets of the Borrower and the Guarantors, taken as a whole; (ii) the present fair saleable value of the assets of the Borrower and the Guarantors, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Borrower and the Guarantors, taken as a whole, on their debts as they become absolute and matured; (iii) the capital of the Borrower and the Guarantors, taken as a whole, is not unreasonably small in relation to the business of the Borrower or the Guarantors, taken as a whole, contemplated as of the date hereof; and (iv) the Borrower and the Guarantors, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

______________________________
By: [__]
Title: [Chief Financial Officer]

EXHIBIT D

FORM OF LOAN AGREEMENT

LOAN AGREEMENT

Dated as of [__], 2016
Among

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA.

as Borrower

ARCOS DORADOS HOLDINGS INC.

ARCOS DEL SUR S.R.L.

as Guarantors

CITIBANK, N.A.

as Administrative Agent

And

[__]

as Lender

TABLE OF CONTENTS

LOAN AGREEMENT

This Loan Agreement, dated as of [__] 2016 (this “Agreement”), is entered by and among Arcos Dourados Comércio de Alimentos Ltda., a company organized and existing under the laws of Brazil (the “Borrower”), Arcos Dorados Holdings Inc., a company incorporated and existing under the laws of the British Virgin Islands (“Arcos Dorados”), Arcos del Sur S.R.L., a limited liability company organized and existing under the laws of Uruguay (“Arcos Del Sur” and, together with Arcos Dorados, the “Guarantors”), [_______] as a Lender (the “Lender”), and Citibank, N.A., as the administrative agent for the Lenders (the “Administrative Agent”).

WHEREAS, the Borrower, the Administrative Agent, the Lender and the other lenders named therein entered into the Common Terms Agreement dated as of March 28, 2016 setting forth the terms under which the Lender is to make an Advance to the Borrower (the “Common Terms Agreement”); and

WHEREAS, the Borrower desires that the Lender make the Advance to it, and the Lender wishes to make the Advance to the Borrower, all on the terms and conditions set forth herein and in the Common Terms Agreement;

NOW, THEREFORE, in consideration of the foregoing, the agreements contained herein and in the Common Terms Agreement and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereto agree as follows:

Section 1. Definitions and Principles of Construction.

(a)           Definitions. Unless otherwise defined herein, terms defined in Section 1 of the Common Terms Agreement are used herein as defined therein, and the principles of construction set forth in Section 1 of the Common Terms Agreement shall apply to this Agreement as if set forth herein. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“Administrative Agent”	shall have the meaning ascribed thereto in the preamble hereof.

“Advance”	shall have the meaning ascribed to such term in the Common Terms Agreement.

“Agreement”	shall have the meaning ascribed thereto in the preamble hereof.

“Applicable Margin”	[shall mean [__]% per annum][ Not Applicable in the case of Fixed Interest Rate Advances].[1]

____________________
1 Select as appropriate depending on whether Advances bear interest at the fixed or floating interest rate.

“Borrower”	shall have the meaning ascribed thereto in the preamble hereof.

“Commitment”	shall mean the obligation of the Lender to make a single Advance in an aggregate amount set opposite its name in Exhibit A to this Agreement.

“Common Terms Agreement”	shall have the meaning ascribed thereto in the recitals hereof.

“Default Rate”	shall mean, in respect of any principal of the Advance, the interest rate otherwise applicable to the Advance plus two percent (2%) per annum.

“Fixed Interest Rate”	[__]% per annum.

“Governmental Authority”	shall have the meaning ascribed to such term in the Common Terms Agreement.

“Interest Rate”	for any Interest Period, the rate at which interest is payable on the Advance in accordance with Section 3(b).

“Lender”	shall have the meaning ascribed thereto in the preamble hereof.

“Lending Office”	shall mean the office of the Lender designated by the Lender in Exhibit B hereto or such other office of the Lender as the Lender may specify from time to time to the Administrative Agent and the Borrower.

“LIBOR”	means, with respect to the Advance bearing Variable Interest Rate, for any Interest Period, the offered rate for deposits in U.S. Dollars administered by ICE Benchmark Administration Limited (or any other Person that takes over the administration of such rate) for a period equal to such Interest Period (or, if no such comparable period is quoted, an interpolated rate on a linear basis based on the offered rates for the two nearest periods as reasonably determined by the Administrative Agent) which appears on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or on any successor or substitute page or service providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at or about 11:00 a.m., London time, two Business Days prior to the beginning of such Interest Period. After the occurrence and during the continuance of an Event of Default, the term “Interest Period” shall include any period selected by the Administrative Agent as instructed by the Majority Lenders. If the LIBOR determined by the Administrative Agent is inferior to zero, then the LIBOR applicable hereto shall be deemed to be equal to zero.

“Majority Lenders”	shall have the meaning ascribed to such term in the Common Terms Agreement.

“Variable Interest Rate”	shall mean LIBOR plus Applicable Margin.

(b)           Incorporation of Common Terms Agreement by Reference. This Agreement is made a part of the Common Terms Agreement, and the Common Terms Agreement, together with this Agreement, shall be read and construed together. This Agreement and the Common Terms Agreement shall be viewed as, and shall constitute, one agreement governing the terms and conditions with respect to the Advances. In case of any conflict or inconsistency between this Agreement and the Common Terms Agreement, this Agreement shall prevail.

Section 2. Commitment, Advance, Notes and Prepayments.

(a)           Commitment. Subject to the terms and conditions set forth in this Agreement and the Common Terms Agreement, and for the Stated Use described in the Common Terms Agreement, the Lender agrees to make the Advance to the Borrower in an aggregate principal amount equal to the Lender’s Commitment, as set forth in Exhibit A.

(b)           The Borrowing.

(I)	Procedures for the Advance; Drawdowns. Except as otherwise provided in this Agreement or in the Common Terms Agreement, the Advance shall be made by the Lender, if, and only if:

(a)	on or prior to the Disbursement Date, the Lender has received a copy of the Notice of Borrowing (with a copy to the Administrative Agent) from the Borrower pursuant to Section 2(b) of the Common Terms Agreement; and

(b)	on or prior to the Closing Date, all required documentation has been provided and all applicable conditions precedent pursuant to the Common Terms Agreement and this Agreement have been satisfied or waived by the Lenders, all in accordance with Section 8 of the Common Terms Agreement.

(II)	Failure to Fund. The Lender shall not be responsible for the failure of any of the other Lenders to fund their respective Advances on the Disbursement Date.

(III)	Notification Regarding Advances. The Administrative Agent shall promptly provide (and, where time periods for such provision are specified, within the time periods so specified) to the Lender a copy of all notices and documents which it receives pursuant to the Common Terms Agreement.

(IV)	Advance. The Advance shall be made in accordance with Section 2 of the Common Terms Agreement.

(c)           Lending Office. The Advance made by the Lender shall be made and maintained at the Lender’s Lending Office, as described in Exhibit B.

(d)           Notes. To further evidence its obligation to repay the Advance, with interest accrued and unpaid thereon, the Borrower and the Guarantors shall, in accordance with Section 8 of the Common Terms Agreement, issue and deliver to the Lender, prior to the Advance, the NY Promissory Note and the Brazilian Promissory Note, as defined in the Common Terms Agreement.

(e)           Optional Prepayments. The Borrower may, in accordance with the provisions of Section 3(c) of the Common Terms Agreement, prepay in whole or in part the Advance together with any accrued and unpaid interest on the amount to be prepaid and any applicable Break-Funding Costs. In connection with any such optional prepayment, the Borrower shall be responsible for all applicable amounts specified in Section 3(c) and Section 7 of the Common Terms Agreement.

(f)           Mandatory Prepayments. The Borrower shall make mandatory prepayments of the Advance in accordance with the terms and conditions set forth in Section 3(c) of the Common Terms Agreement together with any accrued and unpaid interest on the amount to be prepaid and any applicable Break-Funding Costs. In connection with any such mandatory prepayment, the Borrower shall be responsible for all applicable amounts specified in Section 3(c) and Section 7 of the Common Terms Agreement.

(g)          Interest Rate Election. No later than two (2) Business Days after receipt by the Lender of a copy of the Notice of Borrowing with respect to the Lender’s Advance, the Lender shall notify the Borrower of its election of whether the Advance should bear interest at the Variable Interest Rate or the Fixed Interest Rate; provided that if the Lender fails to so notify the Borrower of such election, the Advance of the Lender shall at all times bear interest at the Variable Interest Rate; provided further that the election made by the Lender with respect to the initial Interest Period shall also apply to each Interest Period thereafter until the Maturity Date.

(h)          Prepayments Generally. The Advance or portion thereof prepaid pursuant to Sections 2(f) and 2(g) hereof may not be reborrowed.

Section 3. Payments of principal and interest.

(a)          Repayment of Advance. The Borrower shall repay the Advance to the Administrative Agent for the account of the Lender by wire transfer to the Payment Account designated by the Administrative Agent, in U.S. Dollars, in immediately available funds, in accordance with Section 5 of the Common Terms Agreement and according to the Amortization Schedule set forth in Schedule I of the Common Terms Agreement.

(b)           Interest.

(I)	The Borrower shall pay to the Administrative Agent, for the account of the Lender, interest on the unpaid principal amount of the Advance for the period from and including the Disbursement Date to but excluding the date the Advance is paid in full, at a rate per annum for each Interest Period relating thereto equal to the Interest Rate.

(II)	Interest payable under Section 3(b)(I) above shall be subject to the following terms and conditions:

(a)	Each payment of interest to be made by the Borrower with respect to an Interest Period shall be due and payable on an Interest Payment Date.

(b)	Except as otherwise provided herein, the rate of interest to be applied on all obligations of the Borrower hereunder shall be the Interest Rate.

(c)	Any amount due hereunder on account of principal of the Advance and, including to the extent permitted under applicable law, any amount of interest on the Advance which is not paid on each of its due dates shall accrue interest at the Default Rate from the date of such non-payment until the date the Lender receive such overdue amount.

(d)	During each Interest Period, the Variable Interest Rate Advance shall bear interest at the applicable Variable Interest Rate for that Interest Period.

(e)	During each Interest Period, the Fixed Interest Rate Advance shall bear interest at the Fixed Interest Rate for that Interest Period.

(III)	If, with respect to any Variable Interest Rate Advance, on or prior to the second Business Day immediately preceding any Interest Period (determination date of LIBOR) (an “Affected Interest Period”):

(a)	the Administrative Agent determines that by reason of circumstances affecting the London interbank Eurodollar market, reasonable and adequate means do not exist for determining LIBOR pursuant to the definition thereof; or

(b)	the Lender determines (and notifies the Administrative Agent) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for such Affected Interest Period is to be determined will not adequately and fairly cover the cost to such Lender of making or maintaining its Advance for such Affected Interest Period, the Administrative Agent shall notify the Borrower thereof (a “Rate Determination Notice”) as soon as practicable thereafter, and the Lender and the Borrower shall negotiate in good faith with a view to agreeing upon a substitute interest rate basis for the Advance which shall reflect the cost to the Lender of funding its Advance from alternative sources (a “Substitute Basis”) and if such Substitute Basis is so agreed upon during the ten (10) day period following the delivery of a Rate Determination Notice (the “Negotiation Period”), such Substitute Basis shall apply to the Advance in lieu of LIBOR to all Interest Periods commencing on or after the first day of the Affected Interest Period, until the Administrative Agent determines in the case of Section 3(b)(III)(a) that the circumstances giving rise to such notice have ceased to apply. If a Substitute Basis is not agreed upon during the Negotiation Period, the Administrative Agent shall determine the weighted average of the rates certified from time to time by each of the Lenders in a certificate delivered to the Administrative Agent as the rate basis reflecting the cost to the Lender of funding its Advance for the Interest Period commencing on or after the first day of the Affected Interest Period, until the Administrative Agent determines in the case of Section 3(b)(III)(a) that the circumstances giving rise to such notice have ceased to apply and such rate basis shall be binding upon the Borrower and the Lender and shall apply in lieu of LIBOR for the Affected Interest Period.

(IV)	Interest on the Advance shall accrue from day to day, shall be computed on the basis of a year of 360 days and the actual number of days elapsed from and including the first day of each Interest Period to, but excluding, the last day of such Interest Period. The computation of interest shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 4. Payments; Pro Rata Treatment; Computations; Etc.

(a)           Payments.

(I)	Except to the extent otherwise provided herein or in the relevant Transaction Document, all payments and prepayments of principal of and interest on the Advance, fees, indemnities and other amounts payable by the Borrower under this Agreement and the Common Terms Agreement shall be made in U.S. Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Administrative Agent (for the account of the Lenders), by credit directly into the Payment Account specified in the Common Terms Agreement (or such other account in New York as the Administrative Agent shall have specified to the Borrower in writing from time to time), not later than 11:00 a.m. New York City time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(II)	If the due date of any payment of any obligation hereunder would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day (and interest shall be payable for any principal so extended for the period of such extension), unless such succeeding Business Day would fall in the next calendar month, in which case, such due date shall be on the immediately preceding Business Day.

(b)           Pro Rata Treatment. Except as otherwise provided in this Agreement or in Section 32 of the Common Terms Agreement, the Advances shall be made and allocated, and each payment of principal and interest on the Advances shall be shared among the Lenders pro rata according to their respective Proportionate Shares.

(c)           Non-Receipt of Funds. Section 32(c) and Section 5(d) of the Common Terms Agreement are hereby incorporated by reference herein, mutatis mutandis, as if fully set forth herein.

Section 5. Conditions precedent.

(a)           Advance. The obligation of the Lender to make the Advance is subject to the satisfaction or waiver of each of the conditions and requirements of Section 8 of the Common Terms Agreement.

Section 6. Representations and Warranties.

(a)           Incorporation of Common Terms Agreement. Section 9 of the Common Terms Agreement is hereby incorporated by reference herein, mutatis mutandis, as if fully set forth herein and are also considered made as of the date hereof.

Section 7. Covenants of the Borrower.

(a)           Incorporation of Common Terms Agreement. The Borrower hereby covenants to comply with each of the covenants set forth in Section 10 of the Common Terms Agreement and otherwise observe and perform all of the obligations undertaken by it in the Common Terms Agreement, the terms of which are hereby incorporated by reference herein, mutatis mutandis, as if fully set forth herein.

Section 8. Events of Default.

(a) Incorporation of Common Terms Agreement. The occurrence of any of the Events of Default set forth in Section 11 of the Common Terms Agreement, the terms of which are hereby incorporated by reference herein, mutatis mutandis, as if fully set forth herein, shall constitute an Event of Default under this Agreement.

Section 9. Agents.

(a) Incorporation of Common Terms Agreement. Section 31 and Section 33 of the Common Terms Agreement are hereby incorporated by reference herein, mutatis mutandis, as if fully set forth herein.

Section 10. Miscellaneous.

(a)           Incorporation of Common Terms Agreement. The provisions of Sections 13, 14, 17, 18, 19, 20, 21, 22, 23, 24, 25, 26, 27, 29, 30, 34, 36 and 37 of the Common Terms Agreement are incorporated by reference herein, mutatis mutandis, as if fully set forth in this Agreement.

Section 11. Guaranty.

(a)           Incorporation of Common Terms Agreement. Section 35 of the Common Terms Agreement is hereby incorporated by reference herein, mutatis mutandis, as if fully set forth herein.

Section 12. Amendments, Etc.

(a)           No amendment, modification, termination or waiver of any provision of this Agreement or any instrument delivered hereunder, shall in any event be effective unless the same shall be in writing and signed by the Lender, the Administrative Agent, the Borrower and the Guarantors, provided that, any amendment, modification, termination or waiver of any provision shall relate to matters set forth exclusively in this Agreement and shall not relate to matters set forth in the Common Terms Agreement, which will be governed by the amendment provisions prescribed therein.

Section 13. Consent to Jurisdiction; Waiver of Immunities.

(a)           This Agreement shall be deemed to have been made in New York County, New York. The Obligors and the Lender hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in New York City in any action or proceeding arising out of or relating to this Agreement and the Obligors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court. The Obligors hereby irrevocably waive, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Obligors hereby irrevocably appoint NATIONAL REGISTERED AGENTS, INC. (the “Process Agent”), with an office on the date hereof at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as their agent and attorney-in-fact with special powers to receive on behalf of such Obligor and its Property, as applicable, service of copies of the summons and complaint (including any citação inicial) and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the relevant Obligor in care of the Process Agent at the Process Agent’s above address, and the Obligors hereby irrevocably authorize and direct the Process Agent to accept such service on its behalf. The Obligors acknowledge and agree that the irrevocability of the appointment of the Process Agent is a condition of this Agreement and of the Advance. As an alternative method of service, the Obligors also irrevocably consent to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Obligor at its address specified in Section 36 of the Common Terms Agreement. The Obligors shall issue an appointment letter in the format satisfactory to the Lender (“Appointment Letter”) whereby such Obligors shall formally appoint the Process Agent per the terms of this Agreement. The Obligors agree that nothing in this Agreement shall affect the Lender’s right to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Obligor in any other jurisdiction. The Obligors agree that a final judgment against any of them in any such action or proceeding shall be conclusive and may be enforced in other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the judgment, or in any other manner provided by law.

(b)           Nothing in this Section 13 shall affect the right of the Lender to serve legal process in any other manner permitted by law or affect the right of the Lenders to bring any action or proceeding against any Obligor or its properties in the courts of any other jurisdictions.

(c)           To the extent that any Obligor has acquired or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its Property, the Obligors hereby irrevocably waive such immunity in respect of their obligations under this Agreement, the Commons Terms Agreement, the NY Promissory Note and the Brazilian Promissory Note.

Section 14. Governing Law.

(a)           This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States.

(b)           For purposes solely of Article 9 of Brazilian Decree Law No. 4.657 dated September 4, 1942, the transactions contemplated hereby have been proposed to the Borrower by the Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, as of the date first above written.

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA. as Borrower

By:
Name:
Title:

ARCOS DORADOS HOLDINGS INC. as Guarantor

By:
Name:
Title:

ARCOS DEL SUR S.R.L. as Guarantor

By:
Name:
Title:

CITIBANK, N.A. as Administrative Agent

By:
Name:
Title:

[__] As Lender

By:
Name:
Title:

EXHIBIT A
LENDER COMMITMENT

LENDER	COMMITMENT
[__]	US$[__]

EXHIBIT B
LENDING OFFICE OF THE LENDER

[__]

EXHIBIT E

FORM OF OFFICER’S CERTIFICATE

Officer’s Certificate

Each of (i) Arcos Dourados Comércio de Alimentos Ltda., a company organized and existing under the laws of Brazil (the “Borrower”), (ii) Arcos Dorados Holdings Inc., a company incorporated and existing under the laws of the British Virgin Islands (“Arcos Dorados”) and (iii) Arcos del Sur S.R.L., a limited liability company organized and existing under the laws of Uruguay (“Arcos Del Sur” and, together with Arcos Dorados and the Borrower, the “Obligors”), pursuant to Section 8 of the Common Terms Agreement (“CTA”), hereby certifies that (capitalized terms not defined herein shall have the meanings ascribed to them in the CTA):

(1) Each of the representations and warranties made in the CTA (other than those made as of a specified date) is true and correct on and as of the date hereof as though made on and as of the date hereof, and each of the representations and warranties as of a specified date in the CTA was true and correct as of such date, except to the extent that the failure of such representations and warranties to be true and correct do not, individually or in the aggregate, cause or result in a Material Adverse Effect.

(2) Each of the agreements, covenants and obligations required by the Obligors to be performed or complied with by each Obligor at or before the Disbursement Date has been duly performed or complied with in all material respects.

(3) No event has occurred and is continuing, or would result from the Advances or the use of proceeds thereof, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

(4) No event or condition has or could be expected to have a Material Adverse Effect has occurred since [December 31, 2014].

(5) The persons named below are duly appointed, qualified and acting officers of the respective Obligor holding the office or offices set forth opposite his name, the signature appearing opposite the name below is the true and genuine signature of that person, and the person named below is authorized to execute and deliver, on behalf of each Obligor, each of the Transaction Documents to which it is a party and all other agreements, documents and certificates to be delivered by each Obligor pursuant thereto.

Obligor	Name	Signature	Office
Arcos Dourados Comércio de Alimentos Ltda.	[__]		[__] Officer
Arcos Dorados Holdings Inc.	[__]		[__] Officer
Arcos del Sur S.R.L.	[__]		[__] Officer

(6) Attached hereto as Exhibit A is a true, complete and correct copy of each Obligor’s Articles of Incorporation, Bylaws or similar organizational documents as in full force and effect at date hereof.

(7) Attached hereto as Exhibit B are true, complete and correct copies of the resolutions dated [ ] duly adopted by the Board of Directors or similar corporate board of each Obligor authorizing and approving the transactions contemplated under the Transaction Documents.

IN WITNESS WHEREOF, each Obligor has caused this certificate to be executed on its behalf by the undersigned on and as of [ ], 2016.

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA.

By:
Name:
Title:

ARCOS DORADOS HOLDINGS INC.

By:
Name:
Title:

ARCOS DEL SUR S.R.L.

By:
Name:
Title:

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION CERTIFICATE

Form of Assignment and Assumption Certificate

(Delivered pursuant to Section 19 of the
Common Terms Agreement)

Date of this Certificate: [__]

For Assignment Date: [__]

Citibank N.A
as Administrative Agent
388 Greenwich Street, 14th Floor
New York, NY 10013

Attention: Albert P. Mari
Email: albert.p.mari@citi.com

Ladies and Gentlemen:

1. [Assignee Lender] (the “Assignee”) delivers this Certificate to you pursuant to that certain Common Terms Agreement, dated as of [__], 2016 (the “Agreement”), by and among Arcos Dourados Comércio de Alimentos Ltda., a company organized and existing under the laws of Brazil (the “Borrower”), Citibank, N.A., as the administrative agent (the “Administrative Agent”), [Assignor Lender] (the “Lender”) and the other parties thereto. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in, or incorporated by reference in, the Agreement or the Loan Agreement, as applicable.

2. The Lender confirms that the Lender’s participation set forth on the Schedule hereto is an accurate summary of its participation in the Agreement and requests the Assignee to accept and procure the transfer to the Assignee of the Percentage Transferred of the Lender’s participation specified in the Schedule hereto by counter-signing and delivering this Certificate to the Administrative Agent and the Borrower at their respective addresses for the service of notices specified in the Agreement or as otherwise notified by them pursuant to the terms thereof.

3. The Assignee hereby requests, subject to Section 19 of Agreement, the Borrower to accept (and the Administrative Agent to acknowledge) this Certificate so as to take effect in accordance with the terms thereof on the Assignment Date stated above or on such later date as may be determined in accordance with the terms thereof.

4. The Assignee confirms that it has received a copy of each of the Transaction Documents together with such other information as it has required in connection with this transaction and that it has not relied and will not hereafter rely on the Lender to check or inquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information and further agrees that it has not relied and will not rely on the Lender to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower or any other party to any of the Transaction Documents.

5. The Assignee hereby undertakes with the Lender, the Borrower and each of the other parties to the Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement and the other Transaction Documents will be assumed by it after delivery of this Certificate to the Administrative Agent and the Borrower.

6. The Lender makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy, accuracy or enforceability of any of the Transaction Documents or any document relating thereto and assumes no responsibility for the financial condition of any party thereto or for the performance and observance by such party of any of its obligations under any of the Transaction Documents or any document relating thereto and any and all such conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7. The Lender hereby gives notice that nothing herein or in the Transaction Documents (or any document relating thereto) shall oblige it to (i) accept a re-transfer from the Assignee of the whole or any part of its rights, benefits and/or obligations under the Agreement transferred pursuant hereto or (ii) support any losses directly or indirectly sustained or incurred by the Assignee for any reason whatsoever including, without limitation, the non-performance by the Borrower or any other party to any of the Transaction Documents (or any document relating thereto) of its obligations under any such document. The Assignee hereby acknowledges the absence of any such obligation as is referred to in (i) or (ii) above.

8. This Certificate shall be governed by the law of the State of New York of the United States of America and shall for all purposes be governed by and construed in accordance with the law of such state; provided, however, that to the extent that any terms of this Certificate are incorporated in and made part of any other Transaction Documents, any such term so incorporated shall for all purposes of such Transaction Documents be governed by and construed in accordance with the law governing the Transaction Documents into which such term is so incorporated.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the respective dates set forth below.

[Signature Pages Follow]

[Assignor Lender]

By
Name:
Title:
Date:

[Assignee Lender]

By
Name:
Title:
Date:

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA.

By
Name:
Title:
Date:

Acknowledged:

CITIBANK, N.A.

By
Name:
Title:
Date:

SCHEDULE TO ASSIGNMENT AND ASSUMPTION CERTIFICATE

1.	Lender / Assignor: [__]

2.	Assignee: [__]

3.	Assignment Date: [__]

4.	Commitment and Advance Currency: U.S. Dollars

5.	Lender’s Commitment: [__]

6.	Amount to be Transferred: [__]

7.	Percentage Transferred: [__]

8.	Administrative Details of Assignee: [__]

Address:	[__]

Contact	Department and Name: [__]

Account	for Payments: [__]

E-mail:	[__]

Facsimile:	[__]

Telephone:	[__]

EXHIBIT G

FORM OF NY PROMISSORY NOTE

US$ [__]

São Paulo, State of São Paulo, Brazil

Dated [__]

FOR VALUE RECEIVED, the undersigned, Arcos Dourados Comércio de Alimentos Ltda., a corporation organized and existing under the laws of the Federative Republic of Brazil, enrolled with the CNPJ/MF under number [__] (the “Borrower”), HEREBY PROMISES TO PAY to [Name of Lender] (the “Lender”), on the Lender’s first demand therefor, the principal sum of [__] U.S. Dollars (US$ [__]). The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Agreement referred to below.

Both principal and interest hereunder are payable in lawful money of the United States of America (in freely transferable U.S. Dollars) to the Lender, not later than 11:00 a.m. (New York City time) at the offices of [__], in same day funds, free and clear of, and without deduction for, any and all present and future taxes, levies, imposts, charges and withholdings whatsoever imposed, assessed, levied, or collected by or for the account of the government of any country or any political subdivision or taxing authority thereof other than the taxes imposed on the income of the Lender by the United States of America or any political subdivision thereof.

The Borrower hereby waives presentment at maturity, demand and all notices whatsoever. The failure of any holder of this Promissory Note to exercise any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

This Promissory Note is the Note referred to in that Common Terms Agreement, dated as of [__] (as may be amended, supplemented or otherwise modified from time to time, the “Agreement”), among the Borrower, Arcos Dorados Holdings Inc. and Arcos del Sur S.R.L. (the “Guarantors”), the Lenders and others which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain stated events therein specified. The obligations of the Borrower under this Promissory Note and the Agreement are guaranteed by the Guarantors. Upon any assignment by the Lender of all or a portion of its rights and obligations under the Agreement, this Note shall be substituted and replaced with a new note issued to the assignee or, in the case of partial assignments, with new notes issued to the Lender and the assignee in accordance with their respective proportion of rights.

This Promissory Note shall be governed by, and construed and enforced in accordance with, the law of the State of New York, United States.

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA.

By:
Title:

ARCOS DEL SUR S.R.L.	ARCOS DORADOS HOLDINGS INC.

By:	By:
Title:	Title:

SCHEDULE I

AMORTIZATION SCHEDULE

Date	Amount
September 30, 2017	10% of the Advances at the Disbursement Date
March 31, 2018	15% of the Advances at the Disbursement Date
September 30, 2018	15% of the Advances at the Disbursement Date
March 31, 2019	20% of the Advances at the Disbursement Date
September 30, 2019	20% of the Advances at the Disbursement Date
March 31, 2020	20% of the Advances at the Disbursement Date

SCHEDULE II

LIST OF RESTAURANTS

CNPJ	NOME DO RESTAURANTE	ESTADO	CIDADE	BAIRRO	CEP	ENDEREÇO
42591651017542	HENRIQUE SCHAUMANN	SP	SAO PAULO	Cerqueira Cesar	5413010	AV. HENRIQUE SCHAUMANN, 80/124
42591651111999	SHOPPING METRO ITAQUERA	SP	SAO PAULO	Itaquera	8220385	AV. JOSE PINHEIRO BORGES, S/N
42591651018786	ABRAAO DE MORAES	SP	SAO PAULO	Bosque da Saude	4123001	AV. PROF. ABRAAO DE MORAES, 1180
42591651032690	VILA MATILDE	SP	SAO PAULO	Tatuape	3501000	AV. CONDE DE FRONTIN, 2200
42591651084223	AEROPORTO GUARULHOS	SP	GUARULHOS	Aeroporto Guarulhos	7141900	RUA JAMIL JOAO ZARIF, S/N
42591651016066	BANDEIRANTES	SP	SAO PAULO	Indianopolis	4086020	AVENIDA DOS JURUPIS, 1948
42591651091602	SHOPPING INTERLAGOS	SP	SAO PAULO	Jardim Umuarama	4661200	AV. INTERLAGOS, 2255
42591651097554	AV. JACU PESSEGO	SP	SAO PAULO	Itaquera	8210450	AV. NOVA TRABALHADORES, 5500
42591651032347	AV. ZACHI NARCHI	SP	SAO PAULO	Santana	2033000	AV. ATALIBA LEONEL, 1438
42591651085203	GUARULHOS	SP	GUARULHOS	Macedo	7111000	AVENIDA PAULO FACCINI, 1058
42591651012583	ABC PLAZA SHOPPING	SP	SANTO ANDRE	Campestre	9080500	AV. INDUSTRIAL, 600
42591651024590	PRACA PANAMERICANA	SP	SAO PAULO	Alto de Pinheiros	5461000	PRACA PANAMERICANA, 60
42591651065784	ALPHAVILLE TREVO	SP	BARUERI	Alphaville	6454000	ALAMEDA RIO NEGRO, 878
42591651028749	GUARULHOS SHOP. CENTER	SP	GUARULHOS	Itapejica	7034911	ROD. PRES. DUTRA, KM 230 - ANTIGO 397/650
42591651023941	SHOPPING CENTER LESTE	SP	SAO PAULO	Vila Matilde	3527000	AV. ARICANDUVA, 5555
42591651025308	SHOPPING METRO TATUAPE	SP	SAO PAULO	Tatuape	3306010	RUA DOMINGOS AGOSTIM, S/N
42591651077600	AV DOM PEDRO	SP	SANTO ANDRE	Jardim	9080110	AV. DOM PEDRO II, 339
42591651079734	PARQUE DOM PEDRO	SP	CAMPINAS	Santa Genebra	13080395	AV. PROJETADA LESTE, 500
42591651043381	GRANJA VIANA	SP	COTIA	Jardim Dinorah	6700000	RODOVIA RAPOSO TAVARES, KM 23
42591651068104	RADIAL LESTE	SP	SAO PAULO	Mooca	3102002	AV. ALCANTARA MACHADO, 2.078
42591651073531	SAO PAULO MARKET CENTER	SP	SAO PAULO	Jardim Campo Grande	4795000	AV. DAS NACOES UNIDAS, 22540
42591651135073	CURITIBA CABRAL	PR	CURITIBA	Cabral	80035000	AV. MUNHOZ DA ROCHA, 513
42591651039511	DOMINGOS DE MORAES	SP	SAO PAULO	Vila Mariana	4036000	RUA DOMINGOS DE MORAES, 1954
42591651088644	SANTO ANDRE	SP	SANTO ANDRE	Casa Branca	9020020	PRACA DR ADHEMAR DE BARROS, 25
42591651144730	EMBU DRIVE	SP	EMBU	QUINHAU	6803000	AVENIDA ELIAS YASBEK, 606
42591651015418	ENG. CAETANO ALVARES	SP	SAO PAULO	Mandaqui	2416000	RUA PROFESSOR VALERIO GIULI, 104
42591651129260	CHACARA FLORA	SP	SAO PAULO	Santo Amaro	4662002	AV. WASHINGTON LUIZ, 1400
42591651044787	CLUBE PORTUGUES	PE	RECIFE	Parque Amorim	52031330	AV. AGAMENON MAGALHAES, 990
42591651013806	AV. PRESTES MAIA	SP	SANTO ANDRE	Vila Alpina	9071000	AV. PRESTES MAIA, 1400
42591651015256	BRAZ LEME	SP	SAO PAULO	Santana	2022020	AV. BRAZ LEME, 2162
42591651090541	SANTOS SANTA CASA	SP	SANTOS	Jabaquara	11075101	AV. DR. CLAUDIO LUIZ DA COSTA, 129
42591651023607	WASHINGTON LUIZ	SP	SAO PAULO	Chacara Flora	4626000	AV. WASHINGTON LUIZ, 3990
42591651130276	TABOAO DA SERRA	SP	TABOAO DA SERRA	Parque Santos Dumont	6754190	RUA DO TESOURO, 414
42591651119469	SHOPPING UNIAO DE OSASCO	SP	OSASCO	VILA YARA	6020010	AV. DOS AUTONOMISTAS, 1400
42591651173242	BARUERI DRIVE	SP	BARUERI	CENTRO	6401160	RUA HENRIQUETA MENDES GUERRA, 486
42591651153217	MARGINAL TIETE DRIVE	SP	SAO PAULO	FREGUESIA DO Ó	2701000	AVENIDA OTAVIANO ALVES DE LIMA, 2.888
42591651036687	SHOPPING METRO TATUAPE 2	SP	SAO PAULO	Tatuape	3314030	RUA DR. MELO FREIRE, S/N
42591651067051	CARREFOUR SAO BERNARDO SHOPPING	SP	SAO BERNARDO DO CAMPO	Jardim 3 Marias	9750001	AV. SENADOR VERGUEIRO, 2000
42591651023003	CENTER	SP	SAO PAULO	Pinheiros	5402918	AV. REBOUCAS, 3970

CNPJ	NOME DO RESTAURANTE	ESTADO	CIDADE	BAIRRO	CEP	ENDEREÇO
	ELDORADO
	METRO SAO
42591651070869	JOAQUIM	SP	SAO PAULO	Sao Judas	1504000	RUA VERGUEIRO, 84
42591651017895	EDGAR FACO	SP	SAO PAULO	Piqueri	2924000	AV. GENERAL EDGAR FACO, 740
42591651004998	ASA SUL 114	DF	BRASILIA	Asa Sul	70377400	SHCS EQ 114/115
	AUTO SHOPPING SAO PAULO
42591651125868	LESTE	SP	SAO PAULO	VILA MATILDE	3527908	AVENIDA ARICANDUVA, 5555
	SHOPPING
42591651081550	TABOAO	SP	TABOAO DA SERRA	Cidade Intercap	6768200	RODOVIA REGIS BITTENCOURT, BR 116,
						KM 271,5
42591651003169	TIJUCA	RJ	RIO DE JANEIRO	Tijuca	20540003	RUA BARAO DE MESQUITA, 262
	CARREFOUR
42591651031537	OSASCO	SP	OSASCO	Vila Yara	6020012	AV. DOS AUTONOMISTAS, 1542
42591651164847	KENNEDY DRIVE	SP	SAO CAETANO DO
			SUL	SANTA PAULA	9570000	AVENIDA PRESIDENTE KENNEDY, 1.050
42591651137521	ASSEMBLEIA	MG	BELO HORIZONTE	Santo Agostinho	30170050	RUA MATIAS CARDOSO, 26
42591651001972	NORTE SHOPPING	RJ	RIO DE JANEIRO	Cachambi	20751000	AV. DOM HELDER CAMARA, 5474
	JOSE MARIA
42591651036849	WHITAKER	SP	SAO PAULO	Planalto Paulista	4057000	AV. JOSE MARIA WHITAKER, 81
42591651076042	PRESTES MAIA	SP	SAO BERNARDO DO
			CAMPO	Santa Terezinha	9770000	AV. FRANCISCO PRESTES MAIA, 1061
42591651070940	AV NAZARE	SP	SAO PAULO	Ipiranga	4262200	AV. NAZARE, 1.674
42591651010530	LAGO SUL	DF	BRASILIA	Asa Sul	70237400	EQS 404/405
42591651136479	FLORIANOPOLIS	SC	FLORIANOPOLIS	Agronomica	88025000	RUA FREI CANECA, 121
42591651073027	SUDOESTE	DF	BRASILIA	Setor Sudoeste	70670619	CLSW - QUADRA 104- BLOCO A
	PRAIA GRANDE
42591651094377	SHOPPING	SP	PRAIA GRANDE	Tude de Bastos	11726000	AV. AYRTON SENNA DA SILVA, 1511
	SAO BERNARDO
42591651090460	DRIVE	SP	SAO BERNARDO DO
			CAMPO	Centro	9710202	AV. BRIGADEIRO FARIA LIMA, 3.109
	CENTRAL PLAZA
42591651032428	SHOPPING	SP	SAO PAULO	Vila Independencia	4220020	RUA GUAMIRANGA, 301
42591651051724	ALPHAVILLE 5	SP	SANTANA DE
			PARNAIBA	Centro	6500000	AV. DR. YOJIRO TAKAOKA, S/N
			AV.
42591651044000	ARICANDUVA	SP	SAO PAULO	Vila Nova York	3990000	AV. ARICANDUVA, 4840
						RODOVIA PRESIDENTE TANCREDO DE
42591651179526	CAIEIRAS DRIVE	SP	CAIEIRAS	SERPA	7713000	ALMEIDA NEVES, 1996
	OSASCO PLAZA
42591651014608	SHOPPING	SP	OSASCO	Centro	6093000	RUA ANTONIO AGU, 240A
	SHOPPING
42591651042733	TAMBORE 2	SP	BARUERI	Tambore	6455000	AVENIDA PIRACEMA, 669
	AVENIDA ELISEU
42591651144579	DE ALMEIDA 2	SP	SAO PAULO	INSTITUTO DE
				PREVIDENCIA	5533000	AVENIDA ELISEU DE ALMEIDA, S/N
	SHOPPING METRO
42591651110321	EXPANSAO	SP	SAO PAULO	Tatuape	3066030	RUA GONCALVES CRESPO, S/N
	GUARULHOS
42591651084061	CENTRO	SP	GUARULHOS	Centro	7010040	RUA NOVE DE JULHO, 42
	ANALIA FRANCO
42591651032266	DRIVE	SP	SAO PAULO	Vila Regente Feijo	3342000	AV. REGENTE FEIJO, 1644
	AV ERMANO
42591651057765	MARQUETTI	SP	SAO PAULO	Agua Branca	5038000	AV. ERMANO MARCHETTI, 457
42591651049908	AV MUTINGA	SP	SAO PAULO	Pirituba	5154000	AV. MUTINGA, S/N
	SHOPPING
42591651023437	CENTER LESTE 2	SP	SAO PAULO	Vila Matilde	3527000	AV. ARICANDUVA, 5555
42591651102493	SUBURBANA	RJ	RIO DE JANEIRO	Engenho de Dentro	20771002	AV. DOM HELDER CAMARA, 5895
	BOA VIAGEM
42591651059709	DRIVE	PE	RECIFE	Boa Viagem	51111190	RUA ARTUR MUNIZ, 122
42591651060120	SAIDA SUL	DF	BRASILIA	Nucleo Bandeirante	71725800	SPM/SUL EPIA, CONJ. D
	SHOPPING
42591651058575	INTERLAGOS 2	SP	SAO PAULO	Jardim Umuarama	4661200	AV. INTERLAGOS, 2255
42591651131833	VALQUEIRE	RJ	RIO DE JANEIRO	Vila Valqueire	21331720	ESTRADA INTENDENTE MAGALHAES,
						1212/1214
	AEROPORTO DE
42591651165061	CONGONHAS	SP	SAO PAULO	VILA CONGONHAS	4626911	AVENIDA WASHINGTON LUIZ, S/N
	SHOPPING SANTA
42591651071911	CRUZ	SP	SAO PAULO	Vila Mariana	4036100	RUA DOMINGOS DE MORAIS, 2564
	BOURBON
42591651113851	SHOPPING	SP	SAO PAULO	Pompeia	5005900	RUA TURIASSU, 2.100
42591651126082	BURITI DRIVE	MG	BELO HORIZONTE	BURITIS	30493030	AVENIDA ENGENHEIRO CARLOS
	GOULART, 21
42591651024670	AUGUSTA	SP	SAO PAULO	Cerqueira Cesar	1310200	AV. PAULISTA, 2034
	ANALIA FRANCO
42591651045244	TULIPAS	SP	SAO PAULO	V. Regente Feijo	3342000	AV. REGENTE FEIJO, 1739
42591651023518	LAPA	SP	SAO PAULO	Lapa	5073000	RUA DOZE DE OUTUBRO, 128/132
42591651061444	AV JOAO DIAS	SP	SAO PAULO	Santo Amaro	4724001	AV. JOAO DIAS, 872

CNPJ	NOME DO RESTAURANTE	ESTADO	CIDADE	BAIRRO	CEP	ENDEREÇO
42591651059628	CASA FORTE	PE	RECIFE	Casa Forte	52060590	AV. DEZESSETE DE AGOSTO, 584
42591651078096	ACLIMACAO	SP	SAO PAULO	Aclimacao	1531001	AV. DA ACLIMACAO, 879
42591651141634	SHOPPING BARUERI	SP	BARUERI	ALDEIA	6440180	RUA GENERAL DE DIVISAO PEDRO RODRIGUES DA SILVA S/N
42591651057099	AV MIGUEL CONEJO	SP	SAO PAULO	Freguesia do O	2731050	RUA MATHEUS LEAO, 43
42591651104194	BELVEDERE	MG	BELO HORIZONTE	Santa Lucia	30350610	RUA MARIA LUIZA SANTIAGO, S/N
42591651134506	ARACAJU DRIVE	SE	ARACAJU	Suica	49050000	AV. HERMES FONTES, 1118
42591651089535	SAO CARLOS DRIVE	SP	SAO CARLOS	Centro	13560002	AV. SAO CARLOS, 3.134
42591651126163	PIRACICABA DRIVE	SP	PIRACICABA	CENTRO	13416230	AVENIDA INDEPENDENCIA, 2854
42591651091513	IMIGRANTES	SP	SAO BERNARDO DO CAMPO	Jardim Monte Carlo	9835800	RODOVIA DOS IMIGRANTES, KM 35
42591651165819	AGUIA DE HAIA	SP	SAO PAULO	PARQUE PAINEIRAS	23694000	AVENIDA AGUIA DE HAIA, S/N
42591651141472	AUTONOMISTA DRIVE	SP	OSASCO	OSASCO	#REF!	AV. DOS AUTONOMISTAS, 3330 E 3336
42591651057927	TAQUARICHIM	SP	SAO PAULO	Saude	4296100	RUA TAQUARICHIM, 266
42591651086510	PAES DE BARROS	SP	SAO PAULO	Parque da Mooca	3149000	AV. PAES DE BARROS, 2880
42591651176349	AEROPORTO JK	DF	BRASILIA	LAGO SUL	71608900	AEROPORTO INTERNACIONAL DE BRASILIA
42591651066080	AV AGUAS ESPRAIADAS	SP	SAO PAULO	CIDADE MANCOES	4576100	AVENIDA JORNALISTA ROBERTO MARINHO, 2050
42591651098100	BELEM DRIVE	PA	BELEM	Nazare	60040170	AV. GOV. MAGALHAES BARATA, 44
42591651098798	SAO CAETANO DO SUL	SP	SAO CAETANO DO SUL	Fundacao	9520150	AV DO ESTADO, 1700 E 1750

SCHEDULE III

ADDRESSES FOR NOTICES

ARCOS DOURADOS COMÉRCIO DE ALIMENTOS LTDA. as Borrower	Attn.: Mr. Boris Gris Address: Alameda Amazonas, 253 - Alphaville - Barueri - São Paulo - 06454-070 Tel.: +55 11 4196 9897 E-mail: boris.gris@br.mcd.com
ARCOS DORADOS HOLDINGS INC. as Initial Guarantor	Attn.: Mr. Mariano Tannenbaum Address: Roque Saez Peña 432 B1636FFB — Olivos Buenos Aires Argentina Tel.: +5411-4047 3662 E-mail: mariano.tannenbaum@ar.mcd.com
ARCOS DEL SUR S.R.L. as Initial Guarantor	Attn.: Mr. Woods Staton Address: Roque Saez Peña 432 B1636FFB — Olivos Buenos Aires Argentina Tel.: +5411-4711-2021 E-mail: Woods.staton@uy.mcd.com
CITIBANK, N.A. as Administrative Agent	Attn: Albert P. Mari Address: 388 Greenwich Street, 14th floor, New York, NY 10013 — United States Attention: Albert P. Mari Email: albert.p.mari@citi.com
CITIBANK, N.A. as Initial Lender	Attn.: Gustavo Lauro Address: 399 Park Avenue, New York, NY 10043 — United States Tel.: + 55 11 3232-7587 E-mail: gustavo.lauro@citi.com
BANK OF AMERICA N.A. as Initial Lender

Att.: Thiago Guimarães dos Santos

Phone: +55 11 3140 4870

E-mail:

dg.Credit_Ops_Brazil@bankofamerica.com

Address: Av. Pres. Juscelino Kubitschek, 1327 — 12º andar

Zip Code: 04543-011

São Paulo - SP - Brasil

Att.: Ivan Pajuelo Rojas

Director — Wholesale Credit Chile

E-mail: ivan.pajuelo@baml.com

Phone: +56 224 909 631

Address: Av Apoquindo, 2827

Zip Code: 8320000

Santiago — Chile

Att.: Victor Macedo

Vice President — Wholesale Credit Brazil

E-mail: victor.macedo@baml.com

Phone: +55 11 2188 4043

Address: Av Brigadeiro Faria Lima, 3400 – 16º andar

Zip Code: 04538-132

São Paulo – SP – Brasil

ITAU BBA INTERNATIONAL PLC as Initial Lender	Attn.: Rita C. Campos / Loans Address: The Broadgate Tower 20, 20 Primrose Street, London EC2A 2EW England Tel.: +351 21 381 10 15 E-mail: Loans@itaubba.com
JPMORGAN CHASE BANK, N.A. as Initial Lender

JPM-Bangalore Loan Operations

Prestige Tech Park, Floor 4

Sarjapur Outer Ring Rd, Vathur Hobli Bangalore,

India 560 087

Attention: Bharath Devaraju

Fax: 201-244-3885

Telephone: (+91-80) 667 65334 ext. 65334

Email: na_cpg@jpmorgan.com

Attention: Asha Nanjappa

Fax: 201-244-3885

Telephone: (+91-80) 667 60775

Email: na_cpg@jpmorgan.com

BANCO SANTANDER (BRASIL) S.A., CAYMAN ISLANDS BRANCH as Initial Lender

Attn.: Ms. Sandra Mendonca Fernandes Gomes Address: Waterfront Centre Building, 28, North Church Street - 2nd floor, P.O. Box 10444 - KY1-1004, Grand Cayman, Cayman Islands

Tel.: + (55 11) 5538-6607

E-mail: Sgomes@santander.com.br

Attn.: Rogerio Alves Zorzan

Email: rogerio.zorzan@santander.com.br

Attn. Ag.Grand Cayman-339-Gerencia Geral

Email: ag033900@santander.com.br